UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

Pershing Square Capital Management, L.P.

PS Management GP, LLC

PS Fund 1, LLC

William A. Ackman

William F. Doyle

Ben Hakim

Jordan H. Rubin

Roy J. Katzovicz

Valeant Pharmaceuticals International, Inc.

Valeant Pharmaceuticals International

J. Michael Pearson

Howard B. Schiller

Ari S. Kellen

Laurie W. Little

Betsy S. Atkins

Cathleen P. Black

Fredric N. Eshelman

Steven J. Shulman

David A. Wilson

John J. Zillmer

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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PROXY STATEMENT

IN CONNECTION WITH A SPECIAL MEETING

OF SHAREHOLDERS OF ALLERGAN, INC.

PROXY STATEMENT

OF

PS FUND 1, LLC

To the Shareholders of Allergan, Inc.:

This proxy statement (this “Proxy Statement”) and the accompanying WHITE proxy card (“WHITE Proxy Card”) are being furnished to you as a shareholder of Allergan, Inc., a Delaware corporation, with its principal executive offices at 2525 Dupont Drive, Irvine, CA 92612 (the “Company” and/or “Allergan”), by and on behalf of PS Fund 1, LLC, a Delaware limited liability company (“PS Fund 1,” “we,” “our” or “us”), which is managed by Pershing Square Capital Management, L.P. (“Pershing Square”), in connection with the solicitation of revocable proxies by PS Fund 1 for use at the special meeting, scheduled for December 18, 2014 (including any adjournments or postponements thereof and any meeting held in lieu thereof), of shareholders of Allergan for the purposes described below (the “Special Meeting”). Only holders of record at the close of business on October 30, 2014 (the “Record Date”) will be entitled to vote in person or by proxy at the Special Meeting. We will inform you of the time and location of the Special Meeting promptly following the date on which they are set in accordance with the Company’s Amended and Restated Certificate of Incorporation, effective May 9, 2014 (the “Charter”), and the Company’s Amended and Restated Bylaws, effective May 9, 2014 (the “Bylaws”), and the Delaware General Corporation Law (“DGCL”).

The Company is calling the Special Meeting as required by a settlement of a case we brought in the Delaware Court of Chancery after we delivered requests for a Special Meeting from holders of more than the percentage of shares required (the “Requisite Percentage”) to call a Special Meeting.

The date of this Proxy Statement is September 24, 2014. This Proxy Statement and the accompanying WHITE Proxy Card are first being sent or given to shareholders on or about September 26, 2014.

We are soliciting your proxy for the Special Meeting regarding the proposals (the “Proposals”) set forth in the section of this Proxy Statement titled “Proposals for the Special Meeting.”

On April 22, 2014, Valeant Pharmaceuticals International, Inc. (“Valeant”) first made an offer to the Board of Directors of Allergan (the “Board”) proposing a business combination of Allergan and Valeant. On May 30, 2014, Valeant publicly announced a revised proposal to merge with Allergan pursuant to which each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), would be exchanged for $72.00 in cash and 0.83 shares of Valeant common stock (and has indicated it remains willing to add a contingent value right (“CVR”) relating to sales of Allergan’s DARPin® product if Allergan were to engage in negotiations with Valeant to work out the exact terms of the CVR). Please refer to the section of this Proxy Statement titled “Background and Past Contacts” for more detailed information.

From April 10, 2014 (the day before Pershing Square began its rapid accumulation program) to September 23, 2014 (the last business day prior to the filing of this Proxy Statement), the Company’s stock price has increased by approximately 45%. We believe the market has spoken, and that shareholders see substantial value in Valeant’s revised proposal. To date, the Board has refused to engage with Valeant in any way regarding a merger with Valeant.

Therefore, PS Fund 1 is asking the Company’s shareholders to vote “FOR” each of the Proposals by using one of the voting methods set forth below.

Voting Methods

•	Voting by Mail. A WHITE Proxy Card is enclosed for your use. Whether or not you expect to attend the Special Meeting, please sign, date and mail your WHITE Proxy Card promptly in the enclosed postage paid envelope provided.

•	Voting by Telephone. If you live in the United States, you may vote your proxy toll-free 24 hours a day, 7 days a week up until 11:59 P.M. Eastern Time on the day prior to the Special Meeting by calling the toll-free telephone number on the WHITE Proxy Card. Please refer to the voting instructions on the WHITE Proxy Card. If you vote by telephone, please do not return your WHITE Proxy Card by mail.

•	Voting via the Internet. If you wish to vote via the Internet, you may submit your proxy from any location in the world 24 hours a day, 7 days a week, up until 11:59 P.M. Eastern Time on the day prior to the Special Meeting by visiting the website www.firstcoastresults.com/allergan. Please refer to the voting instructions on the WHITE Proxy Card. If you vote through the Internet, please do not return your WHITE Proxy Card by mail.

•	Vote in person by attending the Special Meeting. Written ballots will be distributed to shareholders who wish to vote in person at the Special Meeting. If you hold your shares through a bank, broker or other nominee, you must obtain a legal proxy from such custodian in order to vote in person at the Special Meeting.

If you hold your shares through a bank, broker or other nominee and you do not intend to vote in person at the Special Meeting, only such nominee can vote your shares, and only after receiving specific voting instructions from you. Please contact your bank, broker or nominee and instruct them to vote a WHITE Proxy Card “FOR” each of the Proposals thereon.

If PS Fund 1 receives WHITE Proxy Cards that have no explicit voting instructions, PS Fund 1 intends to vote such proxies “FOR” each of the Proposals thereon.

Pursuant to the WHITE Proxy Cards, we are requesting authority (i) to initiate and vote for the Proposals, (ii) to oppose and vote against any other matters which PS Fund 1 does not know, a reasonable time before the date of the Special Meeting, are to be presented at the Special Meeting, (iii) to adjourn or postpone the Special Meeting for any reason and (iv) to oppose and vote against any proposal to adjourn or postpone the Special Meeting.

If you have any questions, require assistance in voting your WHITE Proxy Card, or need additional copies of this Proxy Statement, please contact our proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

U.S. Toll-free: (800) 859-8511

Banks and brokers: (212) 269-5550

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. In addition to delivering printed versions of this Proxy Statement and the WHITE Proxy Card to all shareholders by mail, this Proxy Statement and WHITE Proxy Card are also available on the Internet. You have the ability to access and print this Proxy Statement and the WHITE Proxy Card at http://www.advancingallergan.com. As a shareholder of Allergan, you may receive the Company’s proxy statement with respect to the Special Meeting (the “Company’s Proxy Statement”) and the accompanying proxy card. Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Please make certain that the latest dated proxy card you return is the WHITE Proxy Card.

THIS SOLICITATION OF PROXIES IS BEING MADE BY PS FUND 1, AND NOT ON BEHALF OF THE COMPANY OR THE BOARD.

YOUR VOTE IS IMPORTANT TO US, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. WE URGE YOU TO VOTE “FOR” THE PROPOSALS BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. YOU MAY ALSO VOTE BY TELEPHONE USING THE TOLL-FREE NUMBER ON THE WHITE PROXY CARD OR VIA THE INTERNET USING THE URL PROVIDED ON THE WHITE PROXY CARD.

BACKGROUND AND PAST CONTACTS

On September 10, 2012, J. Michael Pearson, Valeant’s Chairman of the Board and Chief Executive Officer, spoke to David Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer, about possibly combining the two companies. Mr. Pyott informed Mr. Pearson that he would discuss the possibility with the Board.

On September 25, 2012, Mr. Pyott called Mr. Pearson and indicated that he had spoken with the Board about a possible business combination with Valeant, and Allergan was not interested in a transaction at that time. As part of its general review of strategic opportunities, Valeant’s management continued to review numerous transaction alternatives with various pharmaceutical businesses and assets, including, from time to time, Allergan.

In September of 2013, Pershing Square hired William F. Doyle as a Senior Advisor.

On January 14, 2014, Mr. Doyle, a senior advisor at Pershing Square, spoke with Mr. Pearson, at a health care conference. They discussed Mr. Doyle’s work with Pershing Square and it was suggested that they have a subsequent discussion regarding the potential of Valeant and Pershing Square jointly engaging in merger and acquisition transactions. On January 31, 2014, Messrs. Pearson and Doyle had a follow-up meeting in which they exchanged public information about Valeant and Pershing Square. Messrs. Doyle and Pearson did not specifically discuss Allergan at either meeting.

On February 4, 2014, Mr. Pearson and G. Mason Morfit, then a director of Valeant, met with Mr. Doyle and William A. Ackman, the Chief Executive Officer of Pershing Square. They primarily discussed Valeant and Valeant’s business model. They also discussed what Pershing Square could do to encourage large public pharmaceutical companies to create more value for their stockholders, including by entering into different types of transactions with Valeant, though the structure that Valeant eventually used in connection with its offer for Allergan was not specifically discussed. Allergan was one of several companies mentioned, but was not discussed in detail.

On or around February 6, 2014, Mr. Ackman and Mr. Pearson had a telephone call in which they discussed, conceptually, a potential transaction structure in which Valeant would identify a target and disclose it confidentially to Pershing Square, after which Pershing Square could decide whether it was interested in working with Valeant with respect to such target and, if it was not, Pershing Square would agree not to make purchases of securities in such target. No specific targets were discussed on the telephone call. If Pershing Square decided that it was interested in working with Valeant with respect to a particular target identified by Valeant at a later date, then Pershing Square would conduct independent due diligence on the target, confirm its interest in working with Valeant to pursue a potential combination of Valeant and the target, and proceed to develop a strategy to purchase equity in the target. Around the same time, Mr. Pearson and Mr. Pyott agreed to meet the following weekend to follow up on their September 2012 discussions regarding the possibility of combining the two companies.

On February 7, 2014, Sullivan & Cromwell LLP (“Sullivan & Cromwell”), Valeant’s counsel, sent Pershing Square and Kirkland & Ellis LLP (“Kirkland & Ellis”), Pershing Square’s counsel, a draft confidentiality agreement that did not disclose the identity of Allergan. Between February 7, 2014 and February 9, 2014, representatives of Sullivan & Cromwell and Kirkland & Ellis exchanged drafts of and negotiated the confidentiality agreement.

On February 9, 2014, Valeant and Pershing Square entered into the confidentiality agreement, after which, Mr. Pearson called Mr. Ackman by telephone and informed him of Valeant’s interest in a potential transaction with Allergan. Later that day, the board of directors of Valeant (the “Valeant Board”), met telephonically and discussed, among other things, pursuing the acquisition of Allergan and doing so with Pershing Square.

On February 10, 2014, in connection with Allergan senior management’s meetings with analysts, Sanford B. Bernstein & Co. published a report of its discussions with Mr. Pyott, reporting that an acquisition of Allergan by Valeant “was not a good fit and shareholders would hesitate to take Valeant paper.” That same day, Bank of America Merrill Lynch analyst Gregg Gilbert issued a note stating that Allergan would not be interested in a transaction with Valeant.

On February 11, 2014, Pershing Square formed a new Delaware limited liability company, PS Fund 1, and Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square Holdings, Ltd (collectively, the “Pershing Square Funds”), which are investment funds managed by Pershing Square, entered into the original limited liability company agreement for PS Fund 1.

On February 13, 2014, representatives of Valeant and Pershing Square met to discuss a potential transaction involving Allergan. Representatives of Sullivan & Cromwell and Kirkland & Ellis also attended. Later that day, Sullivan & Cromwell sent Kirkland & Ellis a draft of an amended confidentiality agreement. Between February 13, 2014 and February 20, 2014, representatives of Sullivan & Cromwell and Kirkland & Ellis exchanged drafts of and negotiated the amended confidentiality agreement. Over that time, the parties negotiated to expand the categories of information covered by the confidentiality agreement from including the identity of Allergan, the terms of the confidentiality agreement and information about the potential transaction only to also include confidential information about Valeant in connection with Pershing Square’s due diligence investigation on Valeant.

As a result of Mr. Pyott’s published statements to analysts, on February 14, 2014, the planned meeting between Messrs. Pearson and Pyott was cancelled.

On February 20, 2014, Valeant and Pershing Square entered into the amended confidentiality agreement, dated as of February 9, 2014. That same day, Kirkland & Ellis sent Sullivan & Cromwell a draft letter agreement related to the purchase of equity in Allergan. Between February 20, 2014 and February 25, 2014, representatives of Valeant, Pershing Square and their respective counsel exchanged drafts of and negotiated the letter agreement. Over that time, the parties negotiated the terms and conditions upon which PS Fund 1 would purchase Allergan equity securities, including the $75.9 million limit on the number of shares of Allergan common stock that could be purchased for Valeant’s account and the manner in which such shares and profit and loss would be allocated to Valeant; the timing of Valeant’s contribution to PS Fund 1 upon notice from Pershing Square that PS Fund 1 had crossed the 4% ownership level; the flexibility that Valeant would retain through the addition of Valeant’s right to approve purchases in excess of 5%; the extent to which Valeant would consult with Pershing Square regarding a potential acquisition of Allergan; the terms and conditions upon which Valeant could elect to cause Pershing Square to purchase $400 million of Valeant common shares immediately prior to the consummation of an acquisition of Allergan; the value of the Valeant common shares that Pershing Square would hold following consummation and the related holding period; and the events upon which PS Fund 1 would be dissolved.

During this same time, Valeant provided Pershing Square with operational information, including detailed product and segment sales, profit and loss, as well as budget and other financial information relating to Valeant’s historical 2013 business performance, 2014 year-to-date business performance and 2014 outlook. Because the historical information provided to Pershing Square has subsequently been reflected in Valeant’s quarterly results, and the forecast information provided to Pershing Square was consistent with Valeant’s published guidance at the time, but has since been superseded by Valeant’s current guidance, Valeant believes that such information would not be material to Allergan shareholders and has not made public disclosure of the details of such information.

On February 21, 2014, the Valeant Board met in Toronto and discussed a potential transaction involving Allergan. Messrs. Ackman and Doyle attended a portion of the meeting, during which, among other things, Pershing Square’s role in a potential transaction was discussed.

On February 25, 2014, Pershing Square and Valeant entered into an agreement (the “Letter Agreement”) pursuant to which they agreed that a joint venture entity, PS Fund 1, would acquire shares of Company Common Stock and derivative instruments referencing Company Common Stock. Pursuant to the Letter Agreement, the parties thereto agreed, among other things, that:

•	Valeant would not, while Valeant, Pershing Square and/or PS Fund 1 may be deemed a group, acquire beneficial ownership of Allergan equity, except in a business combination transaction with Allergan or as a result of transactions by Pershing Square, PS Fund 1 or any of their respective affiliates;

•	PS Fund 1 would dissolve following the earliest to occur of several events, including the consummation of a business combination transaction with Allergan or at such time that Valeant informs Pershing Square or Allergan that it is no longer interested in pursuing a business combination transaction with Allergan;

•	Income, gain and loss on $75.9 million in value of shares of Company Common Stock purchased by PS Fund 1 would be allocated to Valeant and the remaining net profit realized by PS Fund 1 would be allocated to funds advised by Pershing Square, except that Valeant would have a right to 15% of the net profits otherwise allocable to funds advised by Pershing Square if, before dissolution and at a time when a Valeant business combination proposal for Allergan is outstanding, a proposal for a third party business combination with Allergan is outstanding or made;

•	Valeant would consult with Pershing Square before making any material decisions relating to a business combination with Allergan;

•	Pershing Square would direct the management of PS Fund 1 (including the manner and timing of purchases and sales of Allergan equity) and would generally decide how PS Fund 1 votes any securities it owns, except that until the Termination Time (as defined in the Letter Agreement) PS Fund 1 would vote all of its shares of Company Common Stock in favor of a proposal by Valeant to acquire Allergan and other proposals supported by Valeant and against proposals reasonably likely to impair the ability of Valeant to consummate a business combination with Allergan, and, subject to limited exceptions, would not sell or otherwise reduce its economic ownership in Allergan equity;

•	At the election of Valeant, immediately prior to consummation of a Valeant business combination with Allergan, Pershing Square would purchase, for $400 million, Valeant common shares at a per share price reflecting a 15% discount to the then current market price;

•	If Valeant and Allergan consummate a business combination transaction that permits shareholders of Allergan to elect to receive Valeant common shares, Pershing Square would cause PS Fund 1 to elect to receive Valeant common shares for all shares of Company Common Stock over which it controls that election; and

•	If Valeant and Allergan consummate a business combination transaction, Pershing Square would, on the date of consummation, hold Valeant common shares with a then current value of at least $1.5 billion and, for a period of at least one year after that consummation, it will not sell Valeant common shares unless after giving effect to the sale it continues to own at least $1.5 billion in value of Valeant common shares (and during that one year period it would not hedge its investment in that minimum number of shares).

Also on February 25, 2014, PS Fund 1 began acquiring securities of Allergan. Following the acquisition by PS Fund 1 of 597,431 shares of Company Common Stock, Valeant contributed $75.9 million to PS Fund 1 in respect of such shares. The Pershing Square Funds thereafter contributed to PS Fund 1 the remainder of the funds needed to fund the acquisition of securities of, and derivatives referencing, the Company. Between February 25 and April 21, 2014, representatives of Valeant and Pershing Square and their counsel participated in at least weekly phone calls to update Valeant on PS Fund 1’s trading.

On February 26, 2014, Sullivan & Cromwell sent Pershing Square and Kirkland & Ellis a draft of an amended and restated limited liability company agreement for PS Fund 1, including a Valeant entity as a member, and generally reflecting the terms of the Letter Agreement. Between February 25, 2014 and April 3, 2014, representatives of Sullivan & Cromwell and Kirkland & Ellis exchanged drafts of and negotiated the amended and restated limited liability company agreement of PS Fund 1.

On March 11, 2014 and March 12, 2014, the Valeant Board met and discussed various matters, including a potential transaction involving Allergan.

On March 17, 2014, representatives of Valeant and Pershing Square met to discuss the terms of a potential transaction with Allergan and to continue Pershing Square’s due diligence of Valeant’s business which also involved visits to certain Valeant operations and other oral and documentary due diligence.

On April 1, 2014, representatives of Valeant and Pershing Square met again to discuss Valeant’s and Allergan’s operations and the process for accomplishing the proposed transaction.

On April 3, 2014, Valeant Pharmaceuticals International (“Valeant USA”), Pershing Square and each of the Pershing Square Funds entered into the amended and restated limited liability company agreement of PS Fund 1, dated as of April 3, 2014, which generally reflected the terms of the Letter Agreement.

On April 7, 2014, the Valeant Board held a meeting in Toronto and discussed, among other things, pursuing an acquisition of Allergan and doing so with Pershing Square.

On April 8, 2014, PS Fund 1 reached beneficial ownership of 4.99% of Allergan’s outstanding stock and, as required by the Letter Agreement, stopped purchasing equity in Allergan pending Valeant approval to cross the 5% threshold. On April 10, 2014, Valeant provided approval for PS Fund 1 to purchase equity derivatives referencing Allergan that would result in PS Fund 1 beneficially owning more than 5% of Allergan’s outstanding stock.

On April 11, 2014, PS Fund 1 crossed the 5% Schedule 13D beneficial ownership threshold and began a rapid accumulation program. By April 21, 2014, PS Fund 1 had acquired beneficial ownership of approximately 9.7% of the outstanding shares of Company Common Stock.

Between April 13, 2014 and April 21, 2014, representatives of Valeant, Pershing Square and their advisors met and discussed the terms of Valeant’s initial proposal and their investor presentations in support of the proposal.

On April 21, 2014, Pershing Square and Valeant each filed a Schedule 13D disclosing their beneficial ownership of shares in Company Common Stock. Pershing Square’s Schedule 13D disclosed that Pershing Square had beneficially acquired for the account of PS Fund 1 an aggregate of 28,878,538 shares of Company Common Stock for total consideration of $3.217 billion, which had been contributed by the Pershing Square Funds and by Valeant USA pursuant to the Letter Agreement. That same evening, the Valeant Board met telephonically to determine whether to proceed with a proposal to acquire Allergan, and after deciding to do so, the appropriate terms of Valeant’s proposal. The Valeant Board approved the terms of the proposal and authorized Valeant to deliver a merger proposal letter to Allergan the next morning.

On April 22, 2014, Valeant made a public proposal to Mr. Pyott and the Board to acquire Allergan for a price comprised of $48.30 in cash and 0.83 Valeant common shares for each share of Company Common Stock based on the fully diluted number of shares of Company Common Stock outstanding. Pursuant to the terms of the proposal, Allergan shareholders would receive a substantial premium over Allergan’s unaffected stock price of $116.63 on April 10, 2014 (the day before Pershing Square began its rapid accumulation program) and would own approximately 43% of the combined company.

Later that day, Valeant and Pershing Square held an investor conference in which representatives of Valeant and Pershing Square delivered presentations describing the benefits of Valeant’s proposal. Beginning on April 22, 2014, representatives of Valeant met with Allergan stockholders and Valeant shareholders to discuss Valeant’s proposal.

On April 22, 2014, Allergan issued a press release in which it confirmed receipt of the proposal from Valeant and stated that the Board, in consultation with its financial and legal advisors, would carefully review and consider the proposal and pursue the course of action that it believes is in the best interests of the Company’s shareholders. The Company also adopted a shareholder rights plan (commonly referred to as a “Poison Pill”), effective April 22, 2014.

On April 23, 2014, Mr. Ackman emailed Matthew Maletta, Allergan’s Associate General Counsel and Secretary, to request an opportunity to speak with Michael R. Gallagher, the lead independent director of the Board, and Mr. Pearson spoke briefly with Mr. Pyott by telephone.

Mr. Maletta arranged a telephone call between Mr. Ackman and Mr. Gallagher, but later noted that Mr. Pyott and Jim Hindman, SVP of Investor Relations for Allergan, would be joining Mr. Gallagher on the call. While Mr. Ackman welcomed the opportunity to have a discussion with Mr. Pyott on April 24, 2014, Mr. Ackman’s purpose for the call was to speak with Mr. Gallagher, without management present, as the lead director who Mr. Ackman expected, based on Allergan’s proxy disclosures, to be the Board’s independent representative for shareholders in considering the Valeant proposal.

During the April 24, 2014 call, Mr. Ackman requested the opportunity to speak with Mr. Gallagher in executive session, which Mr. Gallagher rejected. Mr. Ackman then asked for Mr. Gallagher’s contact information so Mr. Ackman could contact Mr. Gallagher directly in the future. Mr. Gallagher was unwilling to provide Mr. Ackman with his contact information because Mr. Gallagher explained that he did not believe it was appropriate to speak to Mr. Ackman alone. Mr. Ackman then offered to speak with Mr. Gallagher with the Board’s counsel present on the call, and Mr. Gallagher also refused this request.

On May 1, 2014, early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, was granted with respect to the acquisition by PS Fund 1 of certain shares of Company Common Stock. Later that day, PS Fund 1 exercised its American-style call options to purchase Company Common Stock and also paid the applicable forward purchase price under the forward purchase contracts to purchase Company Common Stock. As a result, PS Fund 1 became Allergan’s largest shareholder. In total, Pershing Square contributed approximately $3.624 billion to PS Fund 1 to fund the acquisition of Company Common Stock through the purchase and ultimate settlement of derivative instruments.

On May 5, 2014, in response to news reports stating that the Company had begun to approach alternative business combination partners, Mr. Ackman sent a letter to Mr. Gallagher, encouraging the Board to begin discussions with Valeant regarding its proposal. Among other things, Mr. Ackman’s letter highlighted Pershing Square’s belief that (i) the strength of Allergan’s negotiating position with Valeant comes, in part, from the potential that Allergan may negotiate a more valuable transaction with a large global pharmaceutical company, (ii) the list of global pharmaceutical companies with the financial capacity to buy Allergan is limited, and even more limited when factors such as strategic fit and antitrust risk are considered, and (iii) unless Allergan were to identify and engage with a large global pharmaceutical company for a transaction in the very near future, the odds of a transaction with such a counterparty are likely to decrease over time, the market and Valeant will likely learn of the lack of interest from alternative companies, and Allergan’s negotiating leverage with Valeant will decline. Indeed, in the days that followed such letter, news outlets reported that several global pharmaceutical companies, including Sanofi, Johnson & Johnson and Shire, had been contacted by Allergan and had declined to engage in a business combination transaction.

On May 8, 2014, Valeant reported its First Quarter 2014 Financial Results. On its earnings call with analysts, Howard B. Schiller, Valeant’s Executive Vice President and Chief Financial Officer, discussed Valeant’s meetings with Allergan stockholders and Valeant shareholders. Mr. Schiller announced that, while Valeant was waiting for a response to its proposal from the Board, Valeant and Pershing Square would commence a referendum to determine whether Allergan stockholders are supportive of a transaction with Valeant, although the referendum proposal was ultimately commenced only by Pershing Square.

On May 12, 2014, Mr. Pyott sent a letter to Mr. Pearson stating that the Board had rejected Valeant’s proposal.

Later on May 12, 2014, Mr. Ackman sent a letter (the “220 Request”) to Mr. Maletta, pursuant to Section 220 of the DGCL requesting a complete record or list of the holders of Company Common Stock.

On May 13, 2014, Valeant issued a public letter to Allergan stockholders in response to Allergan’s rejection of the proposal. Valeant announced that it would hold a webcast on May 28, 2014 to discuss why it believed that its proposal offered substantially superior value to Allergan’s standalone strategy. Valeant also announced that, based on feedback from Allergan’s stockholders, Valeant planned to improve its proposal during the May 28 webcast in order to demonstrate its commitment to complete the transaction.

Also on May 13, 2014, Pershing Square filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) announcing a meeting of Allergan stockholders in order to conduct a stockholder referendum in which stockholders would be given the opportunity to vote on a non-binding resolution (with the same terms as Proposal 7 described in this Proxy Statement) to request that the Board promptly engage in good faith discussions with Valeant regarding Valeant’s proposal.

Also on May 13, 2014, Mr. Ackman spoke briefly by telephone with Mr. Pyott. Mr. Pyott only afforded 15 minutes for the call despite Mr. Ackman’s understanding that Mr. Pyott had spent considerably more time with other Allergan shareholders and despite the fact that Pershing Square is Allergan’s largest shareholder. During the call, Mr. Ackman asked several questions concerning Allergan’s rejection of the Valeant proposal, and why the Board did not meet with Valeant before doing so. Mr. Pyott would not answer these questions, but simply told Mr. Ackman that the Valeant proposal substantially undervalued Allergan. At the end of the call, Mr. Ackman again requested the opportunity to meet with Allergan’s independent directors. Mr. Pyott said that he was the only member of the Board that was authorized to speak with shareholders and rejected Mr. Ackman’s request to meet with the full Board.

On May 19, 2014, Mr. Ackman sent a letter to Mr. Gallagher, the designated point of contact for corporate governance issues relating to Allergan. Mr. Ackman stated that, because Mr. Pyott stood to lose his leadership position if Valeant’s proposal were consummated, Mr. Pyott would be unable to engage in unconflicted discussions with Valeant and Pershing Square regarding that proposal. Mr. Ackman also expressed his displeasure that Allergan had rejected Valeant’s proposal without conducting any private due diligence.

Later on May 19, 2014, Mr. Gallagher sent a letter to Mr. Ackman in which he confirmed receipt of Mr. Ackman’s prior letter and stated his disagreement with Mr. Ackman’s assertion regarding Mr. Pyott’s disabling conflict of interest in respect of Valeant’s proposal.

Also on May 19, 2014, representatives of Latham & Watkins LLP (“Latham”), on behalf of Allergan, sent a letter to representatives of Kirkland & Ellis, in response to the 220 Request, in which Latham stated that Allergan would make available to Pershing Square and certain of its affiliates such information set forth in the 220 Request that was currently available to Allergan.

On May 20, 2014, Valeant held its annual stockholder meeting. After the official business of the meeting concluded, Mr. Pearson made a presentation to Valeant shareholders during which he addressed, among other things, Valeant’s proposal and Valeant’s plans for its May 28 webcast. On May 20, 2014 and May 21, 2014, the Valeant Board met and discussed various matters, including the Allergan transaction.

On May 21, 2014, Mr. Ackman sent a letter to Mr. Gallagher confirming receipt of Mr. Gallagher’s May 19 letter and stating that Pershing Square was encouraged to hear that the Board had an “open mind” and would show a high degree of professionalism in its review of Valeant’s proposal, but that no effort had been made by the Board to reach out to Pershing Square or sit down with Valeant to discuss its proposal. Furthermore, Mr. Ackman noted Allergan’s negative characterization of Valeant’s proposal despite the immediate and long-term value that Valeant’s proposal represented for Allergan’s shareholders.

Later on May 21, 2014, Mr. Gallagher sent a letter to Mr. Ackman confirming receipt of Mr. Ackman’s prior letter and stating that the Board would carefully review any revised offer announced by Valeant.

On May 27, 2014, Allergan filed a presentation with the SEC in which it criticized Valeant’s business model and management team despite the fact that Allergan had failed to conduct any private due diligence on Valeant.

Later on May 27, 2014, representatives of Kirkland & Ellis sent a letter to representatives of Latham requesting that Latham produce those documents set forth in the 220 Request which were currently available to Allergan and to provide a list of those documents which Allergan would not be able to produce.

On May 28, 2014, executives of Valeant held an investor presentation in New York City during which Valeant publicly announced an improved proposal and Valeant’s willingness to sit down with the Board and Allergan management to engage in meaningful discussions regarding that proposal. Representatives of Valeant also presented on Valeant’s business model and refuted Allergan’s claims from its May 27 press release and presentation.

Also on May 28, 2014, Mr. Pearson sent a letter to Mr. Pyott outlining the improved proposal, which increased the cash component of Valeant’s proposal by $10.00 per share of Company Common Stock to $58.30, and included a CVR tied to sales of Allergan’s DARPin® representing an additional $25.00 of value per share of Company Common Stock. In addition, Valeant committed to invest up to $400 million to develop DARPin® and pay to Allergan shareholders 40% of the net sales of DARPin® after recovery of Valeant shareholders’ investment in DARPin® development expenses.

On May 28, 2014, Allergan confirmed receipt of Valeant’s revised proposal. Allergan stated that the Board would carefully review and consider the revised proposal and pursue the course of action that the Board believes is in the best interests of Allergan and all of its stockholders. However, Allergan’s May 27 press release and presentation suggested that Allergan would not be willing to negotiate with Valeant.

On May 29, 2014, at the Sanford C. Bernstein Strategic Decisions Conference in New York City, numerous large Allergan shareholders expressed to Mr. Ackman their support of a merger between Allergan and Valeant. These investors suggested that, if Valeant raised its offer to $180 in value per share of Company Common Stock based on Valeant’s current trading price, they would be supportive of a transaction.

On the morning of May 30, 2014, Mr. Ackman spoke by telephone with Mr. Pearson and conveyed to Mr. Pearson the substance of his conversations with other Allergan shareholders from the day before.

Mr. Ackman indicated that, if Valeant would raise its bid for Allergan so that its value (based on then current prices) approximated $180 per share of Company Common Stock, Pershing Square would accept a fixed exchange ratio of 1.22659 based on Allergan and Valeant closing prices on May 29, 2014. After considering Pershing Square’s proposal, Mr. Pearson contacted Mr. Ackman and said that he would recommend to the Valeant Board that Valeant raise its offer for Allergan on the terms discussed with Mr. Ackman, which the Valeant Board approved at a telephone meeting later that day.

Later in the afternoon on May 30, 2014, Valeant announced that it was making a revised proposal for Allergan under which each Allergan share would be exchanged for $72.00 in cash and 0.83 Valeant common shares, based on the fully diluted number of Allergan shares outstanding. The revised proposal also referenced Valeant’s continued willingness to include the CVR if Allergan were to engage in negotiations with Valeant to work out the exact terms. Under the revised proposal, Allergan stockholders would continue to be able to elect cash and/or Valeant stock, subject to proration. Pershing Square also separately agreed to exchange its Allergan shares for Valeant shares at a 1.22659 exchange ratio, based on closing stock prices of Allergan and Valeant on May 29, 2014, and receive no cash consideration.

Also on May 30, 2014, Mr. Pearson sent a letter to Mr. Pyott outlining the revised proposal to raise its offer for Allergan.

Allergan confirmed the receipt of Valeant’s revised offer on May 30, 2014. Allergan stated that the Board would carefully review and consider the revised proposal and pursue the course of action that the Board believes is in the best interests of Allergan and all of its stockholders and referenced its position set forth in its May 27 presentation. Allergan’s May 27 press release and presentation indicated that Allergan would likely not be willing to negotiate with Valeant.

On June 2, 2014, Valeant held an investor meeting and webcast to discuss its revised offer and announce its intention to commence an exchange offer on the terms of its revised offer. On the same day, Pershing Square filed a preliminary solicitation statement in respect of the Proposals. Pershing Square also indicated that it would no longer pursue its previously announced stockholder referendum in light of its plans to call a special meeting and in response to feedback Pershing Square received from other Allergan shareholders who urged Pershing Square to focus on calling a special meeting due to the more formal nature of the Special Meeting and the fact that certain proposals to be voted on at the Special Meeting would be binding on the Company.

On June 6, 2014, Pershing Square sent a letter (the “June 6 Letter”) to Arnold A. Pinkston, Executive Vice President, General Counsel and Assistant Secretary of Allergan, in which it asked Allergan to confirm, among other things, that actions taken in support of the PS Fund 1 solicitation and any subsequent application to the Delaware Court of Chancery that might be filed seeking an order requiring Allergan to hold a meeting for the election of directors would not result in Pershing Square being deemed an Acquiring Person under Allergan’s Poison Pill.

On June 10, 2014, Allergan announced that Mr. Pyott had sent a letter to Mr. Pearson, stating that the Board had rejected Valeant’s proposal.

On June 11, 2014, Pershing Square received a letter from Allergan’s counsel in which it declined to provide the confirmation requested in the June 6 Letter, other than to note that the mere solicitation and receipt of one or more revocable proxies by Pershing Square from other Allergan stockholders for the purpose of requesting a special meeting would not in and of itself result in Pershing Square being deemed an Acquiring Person under Allergan’s Poison Pill.

On June 12, 2014, PS Fund 1 commenced an action in the Delaware Court of Chancery seeking declaratory and other equitable relief, including a declaration that (i) the actions by PS Fund 1 and other Allergan stockholders solely for the purpose of exercising the right to call a special meeting in compliance with the requirements of the Bylaws will not trigger Allergan’s Poison Pill, or alternatively (ii) the relevant provisions of

Allergan’s Poison Pill are invalid as a matter of law because they are inconsistent with the right to call a special meeting that is granted to stockholders in the Charter (the “Poison Pill Lawsuit”). On the same day, PS Fund 1 filed a motion seeking to expedite the resolution of the litigation. On June 19, 2014, the Delaware Court of Chancery granted the motion to expedite and set a hearing date for July 7, 2014.

On June 18, 2014, Valeant commenced an exchange offer (the “Exchange Offer”) pursuant to which Valeant is offering to exchange, for each share of Company Common Stock, at the election of the applicable Allergan shareholder:

•	$72.00 in cash and 0.83 common shares of Valeant (the “Standard Election Consideration”);

•	an amount in cash equal to the implied value of the Standard Election Consideration (based on the average of the closing prices of common shares of Valeant as quoted on the New York Stock Exchange (the “NYSE”) on each of the five NYSE trading days ending on the 10th business day preceding the date of expiration of the exchange offer); or

•	a number of Valeant common shares having a value equal to the implied value of the Standard Election Consideration (based on the average of the closing prices of Valeant common shares as quoted on the NYSE on each of the five NYSE trading days ending on the 10th business day preceding the date of expiration of the exchange offer), subject in each case to the election and proration procedures described in the offer to exchange and in the related letter of election and transmittal.

On June 23, 2014, Allergan filed a Schedule 14D-9 with the SEC in which it recommended that Allergan shareholders not tender their shares of Company Common Stock in the Exchange Offer.

On June 24, 2014, Allergan issued a press release stating that its board of directors rejected Valeant’s offer.

On June 24, 2014, Valeant filed a proxy statement on Schedule 14A for the calling of a special meeting of Valeant shareholders to approve the issuance of Valeant common shares in connection with an acquisition of Allergan.

On June 27, 2014, Pershing Square issued a press release announcing that it had entered into a settlement with Allergan resolving the Poison Pill Lawsuit and confirming that Pershing Square’s actions in connection with the solicitation and receipt of revocable proxies to call a Special Meeting does not trigger Allergan’s Poison Pill. The court order effecting the settlement was signed on June 28, 2014 and filed with the SEC by Pershing Square on June 30, 2014.

On July 7, 2014, Pershing Square first announced its slate of qualified, independent nominees for the Board and identified the sitting Allergan directors that it proposes to remove at the Special Meeting. The biographies of the nominees are set forth in the section of this Proxy Statement titled “Information Regarding the Nominees.”

On July 11, 2014, PS Fund 1 filed definitive solicitation materials with the SEC to solicit support for the calling of the Special Meeting.

On July 16, 2014, Pershing Square sent an open letter to the Board, criticizing the incumbent directors for their unwillingness to engage in a dialogue with Valeant. The July 16 letter also set forth Pershing Square’s belief that the Company’s attacks on the value of Valeant’s currency were unsubstantiated and that there existed a disconnect between Mr. Pyott criticizing Valeant’s offer as inadequate while having recently sold shares of Company Common Stock at prices well below that of Valeant’s offer.

On July 17, 2014, Pershing Square hosted a webcast in which it highlighted some of its beliefs regarding governance failings of Allergan, explained their doubts that Allergan could create superior shareholder value as a stand-alone entity and shared their views on the benefits of an Allergan-Valeant combination.

On July 21, 2014, Valeant and Pershing Square submitted a complaint letter with the SEC regarding what we believe to be attempts to mislead investors by Allergan and to negatively influence the market price of Valeant’s common shares by continuing to make what we believe to be false and misleading statements regarding Valeant’s business despite Valeant’s public statements correcting this misinformation. A similar complaint was filed with the Autorité des marchés financiers in Québec on July 23, 2014.

On August 1, 2014, Allergan filed a lawsuit in the United States District Court for the Central District of California alleging that Valeant, Pershing Square and Mr. Ackman violated various federal securities laws (the “Securities Lawsuit”).

On the same day, Valeant and Pershing Square issued a joint press release in which they responded to the lawsuit, giving their firmly held view that the claims are baseless and Allergan’s true purpose in bringing the litigation is to attempt to interfere with shareholders’ efforts to call a special meeting, and expressing confidence that this attempt to delay or avoid the special meeting will not succeed.

On August 8, 2014, Pershing Square filed its answer in response to Allergan’s complaint in the Securities Lawsuit.

On August 21, 2014, the United States District Court for the Central District of California denied Allergan’s motion to expedite proceedings in connection with its request for declaratory relief in the Securities Lawsuit.

On August 22, 2014, Pershing Square delivered to Allergan Special Meeting requests in excess of the Requisite Percentage necessary to cause Allergan to call the Special Meeting pursuant to the Charter and Bylaws.

On the same day, Pershing Square, PS Fund 1 and Valeant filed a lawsuit against Allergan in the Delaware Court of Chancery, challenging the bylaw requirements related to the calling of a special meeting of shareholders and seeking declaratory relief to require Allergan to schedule the Special Meeting within a reasonable period of time and before Allergan executes, consummates or reaches any binding agreement or understanding as to an alternative transaction (the “Bylaws Litigation”).

On August 26, 2014, Allergan announced that it had established a record date for shareholders entitled to vote at the Special Meeting of October 27, 2014.

On the same day, Allergan asked the United States District Court for the Central District of California to set an expedited schedule for discovery and filed a motion for a preliminary injunction against Valeant, Pershing Square and Mr. Ackman in the federal securities litigation.

Between September 3, 2014 and September 12, 2014, Pershing Square submitted written requests from additional Allergan shareholders which, in combination with the written requests submitted on August 22, 2014, represent approximately 35.68% of the outstanding common stock of Allergan. On September 4, 2014, Allergan and its independent inspector confirmed that Pershing Square had delivered requests that comply as to form with Allergan’s bylaws from stockholders owning more than 25% of Allergan common stock.

On September 9, 2014, Mr. Ackman sent an open letter to the Board, highlighting that six of Allergan’s top ten shareholders had submitted requests for a special meeting. Additionally, Mr. Ackman criticized the Board’s incumbent directors for what he believed to be false and misleading attacks on Valeant’s business and for what he believed to be baseless claims against Mr. Ackman, Pershing Square and Valeant in California.

On September 15, 2014, Pershing Square, PS Fund 1 and Valeant entered into an agreement with Allergan settling the Bylaws Litigation and confirming that the Special Meeting will be held on December 18, 2014, the Record Date will be set for the close of business on October 30, 2014, and that Allergan will take no action to delay, postpone or not hold the Special Meeting on December 18, 2014 or seek to invalidate any requests thereof. On the same day, Allergan issued a press release communicating the terms of the settlement.

PROPOSALS FOR THE SPECIAL MEETING

PS Fund 1 is soliciting your proxy for the Special Meeting in support of the following Proposals:

•	Proposal 1: “RESOLVED, that the following six members of the current Board, Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer, as well as any other person or persons elected or appointed to the Board without shareholder approval after the Company’s 2014 annual meeting and up to and including the date of the Special Meeting (other than any Group Nominee set forth herein), be and hereby are removed from office as directors of the Company.”

Article 7 of the Charter, along with Section 141(k) of the DGCL, provides that any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of the Company’s directors.

If Proposal 1 passes, only three directors will remain on the Board. We are seeking to remove Messrs. Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer because we believe that they have not acted in the best interests of shareholders with respect to Valeant’s proposal to acquire the Company as evidenced by the Board’s failure to engage in good faith discussions with Valeant regarding its proposal to merge with Allergan, its adoption of a poison pill in the face of such proposal and its designation of Mr. Pyott as the only member of the Board authorized to speak with shareholders.

We believe that the incumbent Board is disserving you. On April 22, 2014, Valeant first made an offer to the Board proposing a business combination of Allergan and Valeant. On May 30, 2014, Valeant publicly announced a revised proposal to merge with Allergan pursuant to which each share of Company Common Stock would be exchanged for $72.00 in cash and 0.83 shares of Valeant common stock (and has indicated it remains willing to add a CVR relating to sales of Allergan’s DARPin® product if Allergan were to engage in negotiations with Valeant to work out the exact terms of the CVR). From April 10, 2014 (the day before Pershing Square began its rapid accumulation program) to September 23, 2014 (the last business day prior to the filing of this Proxy Statement), the Company’s stock price has increased by approximately 45%. Despite this, the Board has stubbornly refused to engage in discussions with Valeant regarding its proposal. In addition, Mr. Gallagher, Allergan’s lead independent director (whose re-election at Allergan’s 2014 annual meeting was recommended against by Institutional Shareholder Services (“ISS”)) has rejected Pershing Square’s requests to discuss Valeant’s proposal without management present. At the present time, Valeant’s exchange offer cannot be consummated until the Board removes or renders inapplicable certain obstacles to the consummation of the exchange offer, such as the poison pill, which the Board could unilaterally eliminate. To date, ISS has not issued a recommendation on this Proposal 1 with respect to the removal of Allergan directors.

We have, in accordance with SEC requirements, provided shareholders with a way to vote for removal of less than all of the directors listed in the foregoing resolution by checking the “FOR REMOVAL EXCEPT” box on the WHITE Proxy Card and writing below that box the name(s) of the director(s) that the shareholder does not wish to remove.

A proxy marked “WITHHOLD AUTHORITY” for the removal of all of the directors or “FOR REMOVAL EXCEPT” with respect to any specific director will not be considered to have been voted for or against the removal of any such director.

We strongly urge you to vote “FOR” Proposal 1 by signing, dating and returning the enclosed WHITE Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the WHITE Proxy Card or over the Internet using the Internet address on the WHITE Proxy Card.

•

Proposal 2: “RESOLVED, that the shareholders of Allergan hereby request that the Board elect or appoint the following individuals to serve as directors of the Company, regardless of whether Proposal 1 is passed: Betsy S. Atkins, Cathleen P. Black, Fredric N. Eshelman, Ph.D., Steven J. Shulman, David A. Wilson and John J. Zillmer (individually a “Group Nominee” and collectively, the “Group Nominees”); provided, however, that if at any time prior to the date of the Special Meeting one or more Group Nominees are no longer willing or, as a result of death or incapacity, able to serve as directors of the Company and a majority of the then-remaining Group Nominees select replacements, those replacements (rather than the individuals they replaced), along with the Group Nominees who have not been replaced, shall then be considered the Group Nominees for all purposes.”

Pursuant to Article II, Section 6 of the Bylaws, such a proposal requesting that the Board elect or appoint such individuals as directors requires the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote at such Special Meeting on such matter, a quorum (which is a majority in voting interest of the shares of the Company) being present.

Each Group Nominee named in this Proposal 2 has consented to be named in this Proxy Statement and to serve as a director of the Company, if elected. If the Group Nominees are elected, they intend to discharge their duties as directors of the Company consistent with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors. Each of the Group Nominees is a highly experienced, independent member of the business community. We believe that the Group Nominees will act in your and Allergan’s best interests. Although the Group Nominees have not made any commitment to us if elected other than that they will serve as a director and exercise their independent judgment in accordance with their fiduciary duties in all matters before the Board, we believe that the Group Nominees, if elected, are more likely than the incumbent Board, due to their independence from Allergan management, Valeant and Pershing Square (determined under the standards set forth in the New York Stock Exchange Listed Company Manual with respect to each of Allergan, Valeant and Pershing Square, as if, in the case of Valeant and Pershing Square, such standards related to Valeant and Pershing Square rather than Allergan). A vote for the Group Nominees is your message – as the owners of Allergan – that you are in favor of pursuing a possible acquisition of Allergan by Valeant in order to maximize the value of Allergan. The election of the Group Nominees to the Board will not preclude their consideration of any competing bids or proposals for the acquisition of Allergan.

If elected, each Group Nominee named in this Proposal 2 would serve as a director until the Company’s annual meeting in 2015. This Proposal 2 is nonbinding in nature and thus the Board will be under no legal obligation to take any action with respect to the shareholders’ request to appoint new directors (which action is necessary to effect such request), no matter how many votes are cast in favor of this Proposal 2. Because shareholders have the right to elect directors, we believe that, upon removal of directors, the shareholders and not the remaining directors should be able to select replacements. Voting for Proposal 2 will send a message to the remaining directors as to the appropriate representatives of shareholders on the Board.

We have, in accordance with SEC requirements, provided shareholders with a way to vote for inclusion of less than all of the Group Nominees in the request contemplated by the foregoing resolution by checking the “FOR ALL EXCEPT” box on the WHITE Proxy Card and writing below that box the name(s) of the Group Nominee(s) that the shareholder does not wish to request the Board to elect or appoint.

A proxy marked “WITHHOLD AUTHORITY” with respect to all Group Nominees or “FOR ALL EXCEPT” with respect to any specific Group Nominee will not be considered to have been voted for or against the request that the Board elect or appoint such Group Nominee.

In the event that Proposal 1 passes and the above-named directors are removed from the Board creating six vacancies, but Proposal 2 does not pass or Proposal 2 passes but the Board refuses to implement the shareholders’ wishes and does not elect or appoint the Group Nominees, then pursuant to Article III, Section 5 of the Bylaws, Article 8 of the Charter and Section 223 of the DGCL, such vacancies may be filled by a majority vote of the then-remaining directors, even though less than a quorum.

In the event that, at the time of filling any board vacancy, the directors then in office constitute less than a majority of the whole Board and those directors do not fill the vacancies with the Group Nominees, we intend to exercise our rights pursuant to Section 223(c) of the DGCL which provides that the Delaware Court of Chancery may summarily order an election to be held to fill any such vacancies or to replace the directors chosen by the directors then in office. For additional information on our rights under Section 223(c) of the DGCL, see the section of this Proxy Statement titled “Information Regarding the Nominees.”

We strongly urge you to vote “FOR” Proposal 2 by signing, dating and returning the enclosed WHITE Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the WHITE Proxy Card or over the Internet using the Internet address on the WHITE Proxy Card.

•	Proposal 3: “RESOLVED, that Article II, Section 3 of the Bylaws be, and hereby is, amended to read as set forth in Section 3(A) of Exhibit E to the Solicitation Statement filed by PS Fund 1, LLC (“PS Fund 1”) on July 11, 2014 (the “Solicitation Statement”), in order to provide simplified mechanics for calling and determining the place, date and hour of any special meeting called at the request of the Company’s shareholders.”

Pursuant to Article II, Section 6 of the Bylaws, the amendment of the Bylaws requires the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote at the Special Meeting on such matter, a quorum (which is a majority in voting interest of the shares of the Company) being present.

In order to simplify the mechanics for calling a special meeting, we are proposing amendments to the Bylaws that would eliminate certain procedural and informational requirements for calling a special meeting – which are set forth in the language marked as struck out in Article II, Section 3 of Exhibit E to the Solicitation Statement (and reproduced here as Exhibit A to this Proxy Statement) – that were originally adopted at the time of the Company’s 2013 annual meeting of shareholders. These requirements were summarized at the time of their adoption, in the Company’s Proxy Statement on Schedule 14A, filed with the SEC on March 8, 2013, as follows:

“no business may be conducted at the special meeting except as set forth in the Company’s notice of meeting; no stockholder special meeting request may be made during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the final adjournment of the next annual meeting; a special meeting request cannot cover business substantially similar to what was covered at an annual or special meeting held within one year, subject to certain exceptions; a special meeting will not be held if similar business is to be covered at an annual or special meeting called by the Board but not yet held; and the requesting stockholder’s notice must provide certain information regarding the business proposed to be conducted, and as to the stockholder giving notice and any person or entity acting in concert with the stockholder giving notice.”

In the event that Proposal 3 passes, the Bylaw provisions quoted immediately above would be eliminated. We believe the elimination of these Bylaw provisions is an important step in improving the corporate governance of Allergan by streamlining the procedures by which shareholders may exercise their right to call a special meeting. We believe that the procedure requiring that written requests for a special meeting be made by the actual holders of record of 25% of the outstanding shares of Company Common Stock (as opposed to beneficial owners) is highly unusual. In addition, the time and cost burdens associated with collecting the level of information required to be provided (which is largely irrelevant to any legitimate concern Allergan may have) serves to deter participation by all but the largest stockholders as they will be the stockholders which may most easily comply given their existing legal departments and other resources. Those burdensome procedural and informational requirements include the obligation to provide extensive disclosure of each Proposing Person (as defined in the Bylaws) and can be difficult to interpret. Furthermore, requesting shareholders are required to make representations, including that they intend to hold their shares through the date of the special meeting (failing which their requests are automatically revoked to the extent of any sale), and to update and supplement their information following submission of the written request. We believe that the cumulative effect of these Bylaw provisions is to make it substantially more difficult for shareholders to exercise the right to call a special meeting purportedly granted in the Company’s Charter and Bylaws.

We strongly urge you to vote “FOR” Proposal 3 by signing, dating and returning the enclosed WHITE Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the WHITE Proxy Card or over the Internet using the Internet address on the WHITE Proxy Card.

•	Proposal 4: “RESOLVED, that Article II, Section 3 of the Bylaws be, and hereby is, amended to add a new clause at the end (which shall be designated clause (B) if Proposal 3 above is passed and shall be designated clause (E) if Proposal 3 above is not passed) to read as set forth in Section 3(B) of Exhibit E to the Solicitation Statement, in order to provide mechanics for calling a special meeting if no directors or less than a majority of directors are then in office.”

Pursuant to Article II, Section 6 of the Bylaws, the amendment of the Bylaws requires the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote at the Special Meeting on such matter, a quorum (which is a majority in voting interest of the shares of the Company) being present.

In the event that Proposal 1 passes and the above-named directors are removed from the Board creating six vacancies, but Proposal 2 does not pass or Proposal 2 passes but the Board refuses to implement the shareholders’ wishes and does not elect or appoint the Group Nominees, then, as discussed above, pursuant to Article III, Section 5 of the Bylaws, Article 8 of the Charter and Section 233(a) of the DGCL, such vacancies may be filled by a majority vote of the then-remaining directors, even though less than a quorum.

We are proposing amendments to the Bylaws that would facilitate the shareholders’ right to call a special meeting to elect the replacements of the removed directors in the event that, at the time of filling any board vacancy, the directors then in office constitute less than a majority of the whole Board, as contemplated by Section 223 of the DGCL. The text of the proposed amendment is reproduced as Exhibit A to this Proxy Statement. We believe that best practices would allow shareholders to replace directors removed by them and that shareholders should not be required to call another special meeting or wait until the following annual meeting to do so. We believe it is important for Allergan shareholders to send a strong message to the incumbent Board in this regard by insisting on shareholders’ concurrent right to fill vacancies.

We strongly urge you to vote “FOR” Proposal 4 by signing, dating and returning the enclosed WHITE Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the WHITE Proxy Card or over the Internet using the Internet address on the WHITE Proxy Card.

•	Proposal 5: “RESOLVED, that Article II, Section 9 of the Bylaws be, and hereby is, amended to read as set forth in Section 9 of Exhibit E to the Solicitation Statement, in order to provide simplified mechanics for nominating directors or proposing business at any annual meeting.”

Pursuant to Article II, Section 6 of the Bylaws, the amendment of the Bylaws requires the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote at the Special Meeting on such matter, a quorum (which is a majority in voting interest of the shares of the Company) being present.

In order to simplify the mechanics for nominating directors or proposing business at any annual meeting, we are proposing amendments to the Bylaws that would remove informational and procedural requirements for proposing business and nominating directors, which are set forth in the language marked as struck out in Article II, Section 9 of Exhibit E to the Solicitation Statement (and reproduced here as Exhibit A to this Proxy Statement), such as:

•	the shareholder must provide detailed information regarding the business proposed to be conducted, as to the shareholder and any person or entity acting in concert with the shareholder, and as to each nominee, including the disclosure by the shareholder and each nominee of any “Disclosable Interests” (as defined in the Bylaws), which requirements require greater disclosure than that required by the federal proxy rules and Delaware law;

•	the shareholder must make representations regarding its intention to hold its shares through the date of the meeting, and must appear in person or by qualified representative to present the matters at the meeting; and

•	the requesting shareholder must update and supplement all such information as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement.

For reasons similar to those discussed under Proposal 3, we believe that simplifying these procedures is necessary to provide shareholders with meaningful rights to participate in the governance of the Company, consistent with the rights provided to shareholders in the Company’s Charter.

We strongly urge you to vote “FOR” Proposal 5 by signing, dating and returning the enclosed WHITE Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the WHITE Proxy Card or over the Internet using the Internet address on the WHITE Proxy Card.

•	Proposal 6: “RESOLVED, that, if Proposal 1 is passed, Article III, Section 2 of the Bylaws be, and hereby is, amended to read as set forth in Article III, Section 2 of Exhibit E to the Solicitation Statement, in order to fix the authorized number of directors of the Company at nine directors.”

Pursuant to Article II, Section 6 of the Bylaws, the amendment of the Bylaws requires the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote at the Special Meeting on such matter, a quorum (which is a majority in voting interest of the shares of the Company) being present. According to Article 6 of the Charter, directors can only be elected at the annual meeting of shareholders.

If Proposal 1 is passed, and Proposal 2 passes and the Board implements the shareholders’ wishes and elects or appoints the Group Nominees, this Proposal 6 is designed to prevent the Board from taking other actions to nullify those actions, including by appointing to the Board several new directors affiliated with Company management. The text of the proposed amendment is reproduced as Exhibit A to this Proxy Statement. The approval of Proposal 6 is conditioned on the approval of Proposal 1.

We believe that, if Proposal 1 is passed and Proposal 2 passes, Allergan shareholders will be sending a message that they desire the Group Nominees to control the Board. However, if the incumbent Board expands the size of the Board, the desire of Allergan shareholders will be thwarted. For example, if the incumbent Board expands the size of the Board to 13, and the Board implements the shareholders’ wishes and elects or appoints the Group Nominees, the Group Nominees elected will constitute six of the 13 directors on the Board and therefore will be unlikely to be able to effect a change in the direction of the Board. Regardless of the incumbent Board’s motivation in so doing, we believe that any expansion of the Board would merely serve to disenfranchise you and delay your right to have a Board that advances your best interests.

We strongly urge you to vote “FOR” Proposal 6 by signing, dating and returning the enclosed WHITE Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the WHITE Proxy Card or over the Internet using the Internet address on the WHITE Proxy Card.

•	Proposal 7: “RESOLVED, that any amendment to the Bylaws adopted without shareholder approval after the Company’s 2014 annual meeting and up to and including the date of the Special Meeting that changes the Bylaws in any way from the version that was publicly filed with the SEC on March 26, 2014 and became effective as of May 9, 2014 (other than any amendment to the Bylaws set forth herein) be, and hereby are, repealed.”

Pursuant to Article VII, Section 3 of the Bylaws, the repeal of amendments to the Bylaws requires the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote at the Special Meeting on such matter, a quorum (which is a majority in voting interest of the shares of the Company) being present.

This Proposal 7 is designed to prevent the Board from taking actions to amend the Bylaws to attempt to nullify or delay the actions taken by, or proposed to be taken by, the shareholders pursuant to the Proposals or to create new obstacles to the consummation of the transactions contemplated by Valeant’s proposal. The text of the proposed amendment is reproduced as Exhibit A to this Proxy Statement.

We strongly urge you to vote “FOR” Proposal 7 by signing, dating and returning the enclosed WHITE Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the WHITE Proxy Card or over the Internet using the Internet address on the WHITE Proxy Card.

•	Proposal 8: “RESOLVED, that the shareholders of Allergan hereby request that the Board promptly engage in good faith discussions with Valeant regarding Valeant’s offer to merge with the Company, without in any way precluding discussions the Board may choose to engage in with other parties potentially offering higher value.”

Pursuant to Article II, Section 6 of the Bylaws, such a proposal requesting that the Board promptly engage in good faith discussions with Valeant regarding Valeant’s proposal requires the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote at such Special Meeting on such matter, a quorum (which is a majority in voting interest of the shares of the Company) being present.

This Proposal 8 is designed to provide shareholders with the ability to demonstrate, in a coordinated and powerful manner, their support for the Company to engage in a meaningful dialogue with Valeant. While there are numerous ways the Board could implement this Proposal 8, examples of such meaningful engagement could include, without limitation, and in each case conducted in good faith:

•	the participation in one or more substantive, face-to-face meetings between the chief executive and other senior-level officers of the Company and representatives of Valeant to address the terms of Valeant’s offer to merge with the Company;

•	members of the Board making themselves available for face-to-face meetings with representatives of Valeant to discuss the terms of Valeant’s offer;

•	discussions between the financial advisors of the Company and the financial advisors of Valeant;

•	discussions between the legal advisors of the Company and the legal advisors of Valeant, including in respect of the proposed merger agreement between the companies; and

•	the Company undertaking preliminary due diligence activities with respect to Valeant, including entering into a confidentiality agreement that would allow it to receive non-public information from Valeant.

This Proposal 8 is non-binding in nature and thus the Board will be under no legal obligation to take any action with respect to the shareholders’ request to engage with Valeant, no matter how many votes are cast in favor of this Proposal 8.

We strongly urge you to vote “FOR” Proposal 8 by signing, dating and returning the enclosed WHITE Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the WHITE Proxy Card or over the Internet using the Internet address on the WHITE Proxy Card.

VOTING PROCEDURES

Record Date; Vote Per Share

Allergan has one class of voting shares outstanding and, as of July 31, 2014, there were 297,183,809 shares of Company Common Stock outstanding as reported in the Quarterly Report filed on Form 10-Q filed by the Company with the SEC on August 5, 2014 (the “Company 10-Q”). Only holders of record on the Record Date are entitled to receive notice of the Special Meeting and to vote the shares of Company Common Stock that they held on the Record Date at the Special Meeting. Each share of Company Common Stock will have one vote on each matter to be voted on at the Special Meeting. The Record Date has been set for the close of business on October 30, 2014. To the extent you sell your shares on or prior to the Record Date for the Special Meeting, you will not have the right to vote on the Proposals at the Special Meeting.

Quorum; Abstentions

In order to constitute a quorum for the conduct of business at the Special Meeting, a majority of the outstanding shares of Company Common Stock entitled to vote must be present or represented by proxy at the Special Meeting. Shares that abstain from voting or withhold authority on any Proposal or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum is present.

A vote to “ABSTAIN” or “WITHHOLD AUTHORITY” with respect to a Proposal will have the same effect as a vote against the Proposal. In the case of Proposal 1, the voting standard is a majority of the shares outstanding, and votes from shareholders to “ABSTAIN” or “WITHHOLD AUTHORITY” for the Proposal will have the same effect as a vote against the Proposal. In the case of Proposals 2-8, the voting standard is a majority in voting interest of shareholders present, in person or by proxy, and entitled to vote at the Special Meeting. Votes from shareholders to “ABSTAIN” or “WITHHOLD AUTHORITY”, which will be treated as votes from shareholders present but not in favor of a Proposal, will have the same effect as a vote against the Proposal.

Broker Non-Votes

If you hold your shares through a bank, broker or other nominee (that is, in “street name”) and do not provide voting instructions to your bank, broker or other nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In this case, a “broker non-vote” occurs. Shares constituting broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter, but they are counted as present for the purpose of determining a quorum at the Special Meeting.

“Broker non-votes” with respect to a Proposal will have the same effect as a vote against the Proposal. In the case of Proposal 1, the voting standard is a majority of the shares outstanding, and “broker non-votes” will have the same effect as a vote against the Proposal. In the case of Proposals 2-8, the voting standard is a majority in voting interest of shareholders present, in person or by proxy, and entitled to vote at the Special Meeting. “Broker non-votes”, which will be treated as votes from shareholders present but not in favor of a Proposal, will have the same effect as a vote against the Proposal.

The solicitation of proxies with respect to the Proposals described in this Proxy Statement are “non-routine matters” and brokers and other nominees do not have discretionary authority to vote your shares on “non-routine matters.” Therefore, unless you provide specific voting instructions to your broker or other nominee, they will not have discretionary authority to vote your shares at the Special Meeting and your shares will not be voted for or against any of the Proposals.

If your shares are held in street name, your broker or other nominee will have enclosed a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card.

Revocation of Proxies

Shareholders who have executed and delivered a WHITE Proxy Card may revoke it at any time before the proxy is exercised by:

•	delivering an instrument revoking the earlier proxy, or a duly executed later dated proxy for the same shares, to D.F. King at 48 Wall Street, New York, NY 10005; or

•	filing with the Company’s Corporate Secretary prior to the Special Meeting either a notice of revocation or a duly executed later dated proxy for the same shares; or

•	if you have voted by telephone or through the Internet, calling the same toll-free number or by accessing the same web site and following the instructions provided on the WHITE Proxy Card; or

•	voting in person at the Special Meeting.

Written ballots will be distributed to shareholders who wish to vote in person at the Special Meeting. If you hold your shares through a bank, broker or other nominee, you must obtain a legal proxy from such custodian in order to vote in person at the Special Meeting (the power of the proxy holders will be suspended if you attend the Special Meeting in person, although attendance at the meeting will not by itself revoke a previously granted proxy).

We strongly urge you not to sign any proxy card sent to you by Allergan. If you have already voted any proxy card that the Company may have sent you, you can change your vote by signing, dating and returning the WHITE Proxy Card to D.F. King at its address set forth below or by making use of the Internet and telephone voting facilities described above. If you hold your shares through a bank, broker or other nominee, you will need to contact your bank, broker or nominee and follow their instructions if you want to revoke a proxy or change your vote. Only your latest signed and dated proxy will count at the Special Meeting.

SOLICITATION OF PROXIES; EXPENSES

PS Fund 1 will bear the entire expense of preparing and mailing this Proxy Statement and the total expenditures relating to the solicitation of WHITE Proxy Cards to vote at the Special Meeting, including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors and accountants, public relations, transportation and litigation. We may solicit your proxy by telephone, email, facsimile, and personal solicitation, in addition to mail. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward PS Fund 1’s proxy materials to customers for whom such persons hold shares of Company Common Stock, and PS Fund 1 will reimburse them for their reasonable out-of-pocket expenses for doing so.

D.F. King, our proxy solicitation firm, has been retained to assist in this solicitation and will receive customary fees for its services, plus reimbursement of reasonable out-of-pocket expenses. D.F. King will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. The firm will utilize approximately 75 persons in its solicitation efforts.

PS Fund 1 currently estimates that its solicitation expenses will amount to not less than $1 million. PS Fund 1 does not intend to seek reimbursement from Allergan for the costs and expenses incurred in connection with this Proxy Statement.

CERTAIN INFORMATION REGARDING THE COMPANY

The Company is a Delaware corporation with its principal executive offices at 2525 Dupont Drive, Irvine, California.

The Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith it files periodic reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by calling (202) 551-8090. The Company’s filings with the SEC are also available to the public without charge on the SEC’s website (http://www.sec.gov).

Except as otherwise noted herein, the information concerning the Company contained in this Proxy Statement has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Although we do not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, we have not independently verified the accuracy or completeness of such information and do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of such information. For information regarding the security ownership of the directors and the management of the Company, please refer to Annex A attached to this Proxy Statement.

INFORMATION REGARDING THE NOMINEES

In the event that the Company’s shareholders approve the proposal to remove from office, without cause, the following six members of the current Board: Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer, and any person or persons appointed by the Board without shareholder approval after the 2014 annual meeting and up to and including the date of the Special Meeting, Proposal 2 requests that the Board appoint or elect the Group Nominees. Each of the Group Nominees has consented to being named and to serve as a director if elected. We reserve the right to request the appointment or election of substitute persons for any of the Group Nominees named herein. The information herein regarding a particular Group Nominee has been furnished to PS Fund 1 by such Group Nominee.

Name, Address, Age and Employment History. Set forth below are the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the proposed Group Nominees.

Name (Citizenship); Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History
Betsy Atkins Business Address: 10 Edgewater Drive Coral Gables, Florida 33133-6966	61

Betsy Atkins is a business executive and entrepreneur with substantial public company board experience and is known for her early stage investments in Yahoo! (NASDAQ: YHOO) and eBay (NASDAQ: EBAY) and service as Chairman and Chief Executive Officer of Clear Standards, Inc., a leading provider of SaaS energy management software and sustainability solutions, which was acquired by SAP AG, from 2008 to 2009.

Ms. Atkins has been the Chief Executive Officer of Baja LLC, an independent venture capital firm focused on technology, renewable energy and life sciences, since 1994.

Ms. Atkins co-founded successful high tech and consumer companies, including Ascend Communications (formerly

Name (Citizenship); Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History

NASDAQ: ASDN). She is the former Chairman of the Board of Directors of Third Screen Media, a company that enables advertising on mobile phones and which was eventually sold to AOL. Ms. Atkins was the CEO of NCI Inc., a food manufacturer creating functional food products, from 1991 through 1993. She has also served on the Board of Directors of Human Genome Sciences Inc. (NASDAQ: HGSI), HealthSouth Corporation (NYSE: HLS), Vonage Holdings Inc., Towers Watson & Co. (NYSE: TW), Reynolds American Inc. (NYSE: RAI), SunPower Corporation (NASDAQ: SPWR) and Chico’s FAS, Inc. (NYSE: CHS).

Ms. Atkins serves as a director of Polycom, Inc. (NASDAQ: PLCM) since April 1999 and is currently Chairman of the Compensation Committee and a member of the Nominating and

Governance Committee. She has been a director of Schneider Electric, SA. since April 2011. Ms. Atkins also serves as a director for HD Supply Holdings, Inc. (NASDAQ: HDS) since September 2013 and is a member of the Compensation Committee and Nominating and Governance Committee. Ms. Atkins served as a director for Wix.com Ltd. (NASDAQ: WIX) through July 2014, where she was a member of the Audit Committee and had been Chair of the Compensation Committee since October 2013. Ms. Atkins is also a director for Ciber Inc. (NYSE: CBR) since July 2014 and is a member of the Compensation and Governance Committee.

Ms. Atkins is a member of the Council on Foreign Relations as well as a member of the Florida International University Medical School Board of Trustees. Ms. Atkins received her bachelor’s degree from the University of Massachusetts and also studied at Trinity College, Oxford.

Cathleen P. Black Business Address: 110 East 25th Street New York, NY 10010	70

Cathleen P. Black is a business executive who served as President, and later as Chairman, of Hearst Magazines over a 15 year period from January 1996 until December 2010. Moreover, Ms. Black served from 1995 until 2010 as an independent director of International Business Machines Corp. (NYSE: IBM), a provider of information technology products and services, and from 1992 until 2010 as a director of The Coca-Cola Company (NYSE: KO), a multinational beverage and beverage concentrate company.

Ms. Black has served as a Senior Advisor at RRE Ventures LLC, an early stage venture capital firm, since 2011. She has served on the boards of two of RRE Ventures LLC’s portfolio companies, Yieldbot Inc. and Bark & Co., Inc., as an independent board member and is also a board member of PubMatic, Inc., an advertising technology platform. Ms. Black also served as a director of Vibrant Media Inc., a global leader of incontent contextual technology, from October 2012 until 2013. Prior to those experiences, Ms. Black served as President,

Name (Citizenship); Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History

and later as Chairman, of Hearst Magazines, a division of the Hearst Corporation and one of the world’s largest publishers of monthly magazines, from January 1996 until December 2010. Moreover, Ms. Black served as President of USA Today from October 1983 until June 1991 and was a board member of its parent company, Gannett Co., Inc. (NYSE: GCI).

Further, Ms. Black served as a director of NYC2012 Inc., a nonprofit organization created to promote New York City as a location for the 2012 Summer Olympics and as President of the Newspaper Association of America. Between January 2011 and April 2011, Ms. Black also served New York City as Chancellor of New York City Schools.

Ms. Black is a member of the Council on Foreign Relations, a trustee emeritus of The University of Notre Dame and a trustee of the Kent School.

Ms. Black holds a bachelor’s degree from Trinity College in Washington, D.C.

Fredric N. Eshelman Business Address: 6814 Towles Road Wilmington, NC 28409	66

Dr. Fredric N. Eshelman, a pharmacist by training, built Pharmaceutical Product Development, Inc. (NASDAQ: PPDI) from a one-person start-up into a 10,000-employee global contract research organization which was sold in 2011 for approximately $4 billion. He also founded and served from 2009 as Executive Chairman of Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) until its sale in July 2014 to Forest Laboratories LLC for approximately $1.1 billion in cash and contingent value rights worth up to an additional $360 million.

Dr. Eshelman is a principal at Eshelman Ventures, LLC, which is a fund that invests primarily in early-stage healthcare. He served as the Chief Executive Officer of Pharmaceutical Product Development, Inc. until 1989 and from July 1990 until July 2009, Vice Chairman of its board of directors from July 1993 until July 2009 and Executive Chairman from July 2009 until its sale to private equity in 2011. From 1989 until he rejoined Pharmaceutical Product Development, Inc. in 1990, Dr. Eshelman was Senior Vice President of Development at Glaxo, Inc. and served on the board of its United States subsidiary of Glaxo Holdings plc. Dr. Eshelman currently serves as director on several private company boards. Dr. Eshelman also served on the board of Princeton Pharma Holdings LLC from February 2008 until May 2010, when it was acquired by Valeant Pharmaceuticals International, Inc.

Dr. Eshelman has served on the University of North Carolina System Board of Governors, including its Audit Committee. He also has served as a director of the North Carolina Biotechnology Center and the University of North Carolina at Wilmington Board of Trustees. Moreover, Dr. Eshelman currently serves as an adjunct professor at University of North Carolina at Chapel Hill.

Name (Citizenship); Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History

He has received numerous awards including the Davie and the Outstanding Service Awards from University of North Carolina at Chapel Hill, the NC Biotechnology Award, and the Outstanding Alumnus awards from both the University of North Carolina and University of Cincinnati Schools of Pharmacy. The University of North Carolina Eshelman School of Pharmacy was so named to reflect his many contributions to the University of North Carolina and the profession of pharmacy.

Dr. Eshelman received his bachelor’s degree in pharmacy from the University of North Carolina at Chapel Hill and his doctor of pharmacy (Pharm.D.) from the University of Cincinnati. He completed his hospital residency at Cincinnati General Hospital and completed the Owner/President Management program at Harvard Business School.

Steven J. Shulman Business Address: 1433 Nighthawk Pointe Naples, FL 34105	63

Steven J. Shulman has extensive experience as a public company board member and turn-around executive.

Mr. Shulman serves as the Managing Director of Shulman Ventures Inc., a private equity investment firm. Mr. Shulman has also served as a strategic advisor to Water Street Healthcare Partners, a private equity firm focused exclusively on health care, since 2008.

Mr. Shulman has served as Chairman of CareCentrix, Inc. since 2008, Access MediQuip, LLC since 2009 and Accretive Health, Inc. (NYSE: AH) since 2014. Mr. Shulman has also served as a director of HealthMarkets, Inc. since 2006, Facet Technologies since 2011, Oasis Outsourcing since 2012, MedImpact since 2013 and Quantum Health since 2013. Mr. Shulman has previously served on numerous other privately held company boards.

Mr. Shulman served as Chairman of Health Management Associates Inc. (NYSE: HMA) from 2013 until January 2014. He also served as Chairman and Chief Executive Officer of Magellan Health Services, Inc. (NASDAQ: MGLN) from 2003 until 2009.

Mr. Shulman founded and served as Chairman and Chief Executive Officer at Internet Healthcare Group, LLC, an early stage health care services and technology venture fund, from 1999 until 2003. Mr. Shulman also served as the Chairman, President and Chief Executive Officer of Prudential Healthcare, Inc. from 1997 until 1999.

Mr. Shulman co-founded and served as a director of Value Health, Inc. (NYSE: VH), a specialty managed care company in 1987, which went public in 1991 and was sold in 1997. During this time, he served in a number of senior operating positions including as President of Pharmacy & Disease Management Group.

Name (Citizenship); Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History

Earlier in his career, Mr. Shulman held various leadership positions at Cigna Corporation (NYSE: CI) from 1983 to 1987 and at Kaiser Permanente from 1974 to 1983.

Mr. Shulman served on the Board of Trustees of the Crohn’s and Colitis Foundation of America as well as the University of Hartford’s Art School. In addition, he serves on the Deans Council at SUNY at Stony Brook.

Mr. Shulman received his bachelor’s degree in economics and his masters in health services administration from the State University of New York at Stony Brook. He also completed the Advanced Management program at Stanford University Graduate School of Business.

David A. Wilson Business Address: 4551 Gulf Shore Blvd. N Unit 402, Naples, FL 34103	73

David A. Wilson is a widely-recognized leader in the field of accounting with significant management experience.

Mr. Wilson is the former President and Chief Executive Officer of the Graduate Management Admission Council, a not-for-profit education association dedicated to creating access to graduate management and professional education, which provides the Graduate Management Admission Test (GMAT), and which position he held from 1995 through December 2013. Mr. Wilson served as Senior Advisor to the Graduate Management Admission Council from December 2013 until June 2014.

Mr. Wilson has served as a director of CoreSite Realty Corporation (NYSE: COR), an owner-developer and operator of strategically located data centers, since 2010, and is a member of the Compensation Committee and chair of the Audit Committee. He has also served Barnes & Noble, Inc. (NYSE: BKS) as a director and as chair of its Audit Committee since October 2010.

Mr. Wilson served as a director at Terra Industries Inc. (formerly NYSE: TRA), a producer and marketer of nitrogen products, from November 2009 until April 2010 where he served as member of the Audit Committee. Mr. Wilson also served as a director and member of the Audit Committee at Laureate Education, Inc. (formerly Sylvan Learning Systems, Inc.) (NASDAQ: LAUR), an operator of an international network of licensed campus-based and online universities and higher education institutions, from 2002 until 2007. Mr. Wilson also chaired two special committees for Laureate Education, Inc., one for the sale of its Sylvan Learning Centers to Apollo Global Management, LLC from 2002 to 2003 and another for the management buyout to take Laureate Education, Inc. private from 2006 to 2007, and also served on a special committee for Barnes & Noble, Inc. to explore strategic alternatives from 2011 to 2012.

From 1978 to 1994, Mr. Wilson worked in various capacities for Ernst & Young LLP (and its predecessor, Arthur Young &

Name (Citizenship); Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History

Company), including Audit Principal, Audit Partner, Managing Partner, National Director of Professional Development, Chairman of Ernst & Young’s International Professional Development Committee and as a director of the Ernst & Young Foundation. Mr. Wilson has had full responsibility for managing teams responsible for the planning, review and execution of audit engagements.

Mr. Wilson served as a faculty member at Queen’s University (1968 to 1970), the University of Illinois at Urbana Champaign (1970 to 1972), the University of Texas (1972 to 1978), where he was awarded tenure, and Harvard University’s Graduate School of Business (1976 to 1977).

Mr. Wilson has a Bachelor of Commerce from Queen’s University, Canada, a Masters of Business Administration (M.B.A.) from the University of California, Berkeley and a doctorate in accounting (Ph.D) from the University of Illinois. Mr. Wilson has also been a Chartered Accountant (Ontario), a Fellow Chartered Accountant (Ontario) and a Certified Public Accountant (Texas), although he no longer holds a license to practice accounting. Mr. Wilson remains a member in good standing with American Institute of Certified Public Accountants and the Institute of Chartered Accountants of Ontario.

Mr. Wilson beneficially owns 50 shares of Allergan, Inc., of which he has sole voting and investment power, all of which were purchased on April 16, 2014. Mr. Wilson has Net Long Beneficial Ownership of such shares, as such term is defined in the Bylaws.

John J. Zillmer Business Address: 30 Basset Hunt Lane Glenmoore, PA 19343	59

John J. Zillmer is a well-known business executive with broad experience leading large industrial organizations.

Mr. Zillmer is the former Executive Chairman of Univar, Inc., a leading global distributor of industrial and specialty chemicals and related services, which position he held from May 2012 to December 2012. He served as director, President and Chief Executive Officer of Univar, Inc. from September 2009 to May 2012.

Prior to joining Univar, Inc., Mr. Zillmer was Chairman and Chief Executive Officer of Allied Waste Industries, Inc., the nation’s second-largest waste management company, from May 2005 until December 2008, at which time Allied Waste Industries, Inc. merged with Republic Services, Inc. (NYSE: RSG).

		From May 2000 to January 2004, Mr. Zillmer served as Executive Vice President of ARAMARK Corporation (NYSE: ARMK), a leading foodservice, facilities and uniforms provider, and as President of its Food and Support Services Group. From 1986 to 2000, Mr. Zillmer served in various management positions in roles of increasing responsibility with ARAMARK Corporation.

Name (Citizenship); Business Address	Age	Present Principal Occupation or Employment; Five Year Employment History

Mr. Zillmer has served as a director of Reynolds American Inc. (NYSE: RAI), the second-largest tobacco company in the United States, since July 2007. He has been the Chair of its Governance and Nominating Committee since 2013 and has served on its Compensation Committee since 2008. Mr. Zillmer has served as a director of Ecolab Inc. (NYSE: ECL), the global leader in water, hygiene and energy technologies and services, since May 2006. He has been a member of its Governance Committee since 2007 and, its Compensation Committee since 2011 and served on its Audit Committee from 2007 to 2010. Mr. Zillmer has also served as director and Chair of the Compensation and Governance Committee of Veritiv Corporation (NYSE: VRTV), a North American leader in business-to-business distribution solutions, since June 2014. He has also served as director of Liberty Capital Partners, Investment Arm, a private equity and venture capital firm specializing in startups, early stage, growth equity, buyouts, and acquisitions, since June 2004.

Mr. Zillmer received his Master of Business Administration (M.B.A.) from Northwestern University.

Additional Information About the Group Nominees. Each Group Nominee named herein is independent under the Board’s independence guidelines, the applicable rules of the NYSE, and the independence standards applicable to the Company under paragraph (a)(1) of Item 407 of Regulation S-K under the Exchange Act. Furthermore, all of the six candidates are independent of and unaffiliated with PS Fund 1, Pershing Square and Valeant.

Each Group Nominee named herein has consented to be named in this Proxy Statement and to serve as a director of the Company, if elected. The consent of each Group Nominee is attached to the Solicitation Statement as Exhibits F-1 through F-6 (and is attached to this Proxy Statement as Exhibits B-1 through B-6). If these Group Nominees are elected, they have indicated that intend to discharge their duties as directors of the Company consistent with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors. If elected, each of these Group Nominees would serve as a director until the Company’s annual meeting in 2015 and until a successor has been duly elected.

PS Fund 1 does not intend to compensate the Group Nominees in connection with their nomination. If elected, the Group Nominees will be entitled to such compensation from the Company as may be determined by the Company for non-employee directors, and which is described in the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 26, 2014 for its 2014 annual meeting (the “Company Proxy Statement”). We expect that, if elected, the Group Nominees will be indemnified for service as a director of the Company to the same extent indemnification is provided to the current directors of the Company and that the Group Nominees will be covered by the Company’s director and officer liability insurance.

Information regarding the amount of each class of securities of the Company beneficially owned by the participants in this solicitation and certain other matters is set forth in the section of the Proxy Statement titled “Certain Information Regarding the Participants.” Except as set forth in this Proxy Statement, none of the Group Nominees beneficially own any shares of capital stock or other securities of the Company. Information regarding purchases and sales in the securities of the Company effected during the past two years by participants in this solicitation is set forth in Annex B attached to this Proxy Statement. Except as set forth in Annex B, there have been no purchases and sales in the securities of the Company in the past two years by any Group Nominee.

In connection with the Special Meeting, PS Fund 1 has entered into customary indemnification agreements with each Group Nominee with respect to the nomination of such individual as a director of the Company. The indemnification agreement provides, among other things, that (i) PS Fund 1 will reimburse each Group Nominee for reasonable out-of-pocket expenses arising from or in connection with such person’s participation in this solicitation; and (ii) PS Fund 1 will, subject to limited exceptions and to the extent permitted by applicable law, indemnify and hold each Group Nominee harmless from and against all losses, claims, damages, liabilities and expenses (including, without limitation, attorneys’ fees) incurred by such Group Nominee and also advance expenses in the event such person becomes a party to litigation arising out of or relating to this solicitation (but not in such Group Nominee’s capacity as a director of the Company if elected).

Other than as disclosed herein, there are no agreements, arrangements or understandings between any Group Nominee and PS Fund 1 or any other person or persons with respect to the nomination of such Group Nominee.

Other than as disclosed herein, (i) no Group Nominee or any associate of a Group Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material proceeding, (ii) there is no event that occurred during the past 10 years with respect to any of the Group Nominees that is required to be described under Item 401(d) or 401(f) of Regulation S-K, and (iii) no Group Nominee has any Disclosable Interest as such term is defined in Article II, Section 3 of the Bylaws (except that the term “Proposing Person” where it appears in sections (A)(1) and (2) of Section 3 of the Bylaws shall be deemed to refer to such Group Nominee).

The Company has published non-binding Guidelines on Significant Corporate Governance Issues (the “Guidelines”), which in part state that when a Board member reaches the age of 73, he shall not be eligible for re-nomination to the Board and shall retire from the Board effective immediately prior to the Company’s first annual meeting of shareholders following such Board member’s 73rd birthday. One of the Group Nominees, Mr. David Wilson, is currently 73 years old. In accordance with the Guidelines and without any waiver thereof, he is eligible for election at a special meeting because he turned 73 years old in June of 2014, and accordingly would have been eligible for re-nomination at the 2014 annual meeting of Allergan shareholders held in May 2014 had he been a director and would have been eligible to serve as a director of the Company if elected until the 2015 annual meeting of Allergan shareholders. Also, the age limitation in the Guidelines only applies to re-nomination and not to an initial election. Finally, the Guidelines can be amended or waived. Indeed the Guidelines state that “[t]hese guidelines are not rigid rules. Nor is it intended that publication of these guidelines be interpreted as a representation that they will be strictly followed in each instance. The Board will continue to assess the appropriateness and efficacy of these guidelines and it is likely that changes or exceptions to these Guidelines will be considered from time to time.” If the Group Nominees are elected prior to the 2015 annual meeting of Allergan shareholders, the Board may choose to waive or amend the Guidelines as they relate to Mr. Wilson. If the Board chooses to maintain the Guidelines and apply the age limit with respect to Mr. Wilson, his service on the Board would terminate at the 2015 annual meeting of Allergan shareholders.

Filling of Vacancies. The Charter and the Bylaws currently permit the Company’s shareholders to remove its directors with or without cause, but further provide that any vacancies on the Board will be filled solely by the affirmative vote of a majority of the remaining directors then in office, and do not permit the Company’s shareholders to fill any vacancies on the Board. Therefore, the Board’s action is necessary to effect the shareholders’ request to appoint or elect the Group Nominees, but the Board has no obligation to take any action with respect to such request. However, in the event that, at the time of filling any board vacancy, the directors then in office constitute less than a majority of the whole board, Section 223(c) of the DGCL provides that the Delaware Court of Chancery may, upon the application of any shareholder or shareholders holding at least 10 percent of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or to replace the directors chosen by the directors then in office. If the Board ignores the request to fill vacancies as contemplated in Proposal 2, Pershing Square reserves its right to petition the Delaware Court of Chancery under Section 223(c) of the DGCL to order a new election. In addition, we are proposing the amendments to the Bylaws described in Proposal 4 that would facilitate the shareholders’

right to call a special meeting to elect the replacements of the removed directors in the event that, at the time of filling any board vacancy, the directors then in office constitute less than a majority of the whole Board, as contemplated by Section 223(c) of the DGCL. In the event we choose to pursue our rights under Section 223(c) of the DGCL, we will join with other Allergan shareholders to meet the 10 percent requirement of Section 223(c) of the DGCL in a manner consistent with the court order effecting the settlement of litigation relating to Allergan’s shareholder rights plan, between Pershing Square and Allergan dated as of June 28, 2014.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

PS Fund 1 and certain other persons listed below are participants in this solicitation.

The business address of the Pershing Square Participants (as defined below) is 888 Seventh Avenue, 42nd Floor, New York, NY 10019. The business address of Valeant is 2150 St. Elzéar Blvd. West Laval, Quebec, Canada, H7L 4A8, and the business address of Valeant USA is 400 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807. The business address of the Valeant Officer Participants (as defined below) is 2150 St. Elzéar Blvd. West Laval, Quebec, Canada, H7L 4A8. The business address of each Group Nominees in set forth in the section this Proxy Statement titled “Information Regarding the Nominees.”

PS Fund 1 and Valeant have been shareholders of the Company since February 25, 2014 and May 7, 2014, respectively. As of September 23, 2014, the amount of each class of securities of the Company beneficially owned by each of the participants in this solicitation is as follows:

	Ownership of Company Common Stock		Percent of Class(1)
Pershing Square Capital Management, L.P.	28,878,638	(2)	9.7%
PS Management GP, LLC	28,878,638	(2)	9.7%
PS Fund 1, LLC	28,878,638	(2)	9.7%
William A. Ackman	28,878,638	(2)	9.7%
William F. Doyle	0		0
Ben Hakim	0		0
Jordan H. Rubin	0		0
Roy J. Katzovicz	0		0
Valeant Pharmaceuticals International, Inc.	28,878,638	(2)	9.7%
Valeant Pharmaceuticals International	28,878,638	(2)	9.7%
J. Michael Pearson	0		0
Howard B. Schiller	0		0
Ari S. Kellen	0		0
Laurie W. Little	0		0
Betsy Atkins	0		0
Cathleen P. Black	0		0
Fredric N. Eshelman	0		0
Steven J. Shulman	0		0
David A. Wilson	50		0.0%
John J. Zillmer	0		0
Total	28,878,638	(2)(2)	9.7%

(1)	Based on 297,183,809 shares of Company Common Stock outstanding as of July 31, 2014, as reported in the Company 10-Q.
(2)	The total number of shares beneficially owned by the Pershing Square Participants and the Valeant Participants include 28,878,538 shares of Common Stock owned by PS Fund 1, LLC and 100 shares of Common Stock owned by Valeant USA.

Pershing Square Participants

Pershing Square serves as investment advisor to PS Fund 1 with respect to 28,878,538 shares of Company Common Stock held for the accounts of this fund and may be deemed to have beneficial ownership of such shares of Company Common Stock for purposes of Rule 13d-3 under the Exchange Act (“Rule 13d-3”).

Pershing Square is an investment adviser founded in 2003 and registered with the SEC. Pershing Square is a concentrated, research-intensive, fundamental value investor in the public markets.

PS Management GP, LLC, a Delaware limited liability company (“PS Management”), serves as the general partner of Pershing Square and may be deemed to be the beneficial owner of such shares of Company Common Stock owned by Pershing Square for purposes of Rule 13d-3. William A. Ackman is the Chief Executive Officer of Pershing Square and managing member of PS Management and may be deemed to be the beneficial owner of such shares of Company Common Stock owned by Pershing Square for purposes of Rule 13d-3.

PS Fund 1 is a Delaware limited liability company formed by Pershing Square to purchase certain securities of the Company. Valeant USA contributed $75.9 million of its working capital to PS Fund 1 for such purpose and, together with the capital contributions from the Pershing Square Funds, PS Fund 1 acquired 28,878,538 shares of Company Common Stock.

In addition, William A. Ackman, William F. Doyle, Ben Hakim, Jordan H. Rubin and Roy J. Katzovicz (together with Pershing Square, PS Management, and PS Fund 1, the “Pershing Square Participants”), may be deemed “participants” under SEC rules in this solicitation. All five of these individuals are presently employed at Pershing Square, located at 888 7th Avenue, 42nd Floor, New York, NY 10019, and their titles are as follows: William A. Ackman, Founder and CEO; William F. Doyle, Senior Advisor; Ben Hakim, Partner; Jordan H. Rubin, Partner; Roy J. Katzovicz, Partner and Chief Legal Officer.

Valeant Participants

Valeant is a corporation continued under the laws of British Columbia, Canada. Valeant USA is a Delaware corporation and a wholly owned subsidiary of Valeant. Valeant and Valeant USA are multinational, specialty pharmaceutical and medical device companies that develop, manufacture, and market a broad range of branded, generic and branded generic pharmaceuticals, over-the-counter products, and medical devices (contact lenses, intraocular lenses, ophthalmic surgical equipment, and aesthetics devices).

In addition, J. Michael Pearson, Chairman and Chief Executive Officer of Valeant, Howard B. Schiller, Director, Executive Vice President and Chief Financial Officer of Valeant, Ari S. Kellen, Executive Vice President and Company Group Chairman of Valeant, and Laurie W. Little, Senior Vice President, Investor Relations of Valeant (the “Valeant Officer Participants” and, together with Valeant and Valeant USA, the “Valeant Participants”), may be deemed “participants” under SEC rules in this solicitation.

Group Nominees

Each of the Group Nominees may be deemed “participants” under SEC rules in this this solicitation. The name and present principal occupation or employment of each Group Nominee is set forth in the section this Proxy Statement titled “Information Regarding the Nominees.” David A. Wilson, a Group Nominee, beneficially owns 50 shares of the Company Common Stock, of which he has sole voting and investment power, that were purchased on April 16, 2014.

Section 13(d) Group

Each of Pershing Square, PS Management, PS Fund 1, William A. Ackman, Valeant and Valeant USA, as a member of a “group” for the purposes of Rule 13d-5(b)(1) under the Exchange Act, is deemed to be a beneficial owner of the 28,878,638 shares of Company Common Stock held by each of the members of the group combined, or 9.7% of the issued and outstanding Company Common Stock based on 297,183,809 shares of Company Common Stock outstanding as of July 31, 2014, as reported in the Company 10-Q, and each entity or individual may be deemed to beneficially own the shares of each other entity or individual in the reporting group. Each member of the group disclaims beneficial ownership of such shares of Company Common Stock, except to the extent it exercises voting or dispositive power with respect to those shares. Such shares include 100 shares of Company Common Stock with respect to which Valeant exercises sole voting and dispositive power.

Transactions in the Securities of the Company

For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, please refer to Annex B attached to this Proxy Statement. Except as set forth on Annex B, there have been no purchases or sales in the securities of the Company in the past two years by such parties.

Additional Information Regarding the Participants

Except as set forth in this Proxy Statement (including the annexes, exhibits and any other attachments hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any subsidiary of the Company; (ix) no participant in this solicitation or any of his, her or its associates or immediate family members was a party to, or had a direct or indirect material interest in, any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Special Meeting; and (xii) no participant in this solicitation has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

For the purposes of the foregoing, (i) the term “associates” shall have the meaning ascribed to that term in Rule 14a-1 of Regulation 14A under the Exchange Act and (ii) the terms “immediate family member” and “family relationship” shall have the meanings ascribed to those terms in Item 404(a) and Item 401(d), respectively, of Regulation S-K under the Exchange Act.

CERTAIN EFFECTS RELATED TO THIS SOLICITATION

According to the Company 10-Q, Allergan had approximately $3.190 billion of cash and cash equivalents on its balance sheet for the fiscal period ended June 30, 2014 and long-term debt of approximately $2.092 billion.

Based upon a review of the Company’s public filings with the SEC, pursuant to the Company’s Amended and Restated Credit Agreement, dated as of October 28, 2011 (the “Credit Agreement”), the Proposals could potentially result in an Event of Default (as defined in the Credit Agreement), which includes a change in the majority of the Board, unless approved by the original Board members in office on the effective date of the Credit Agreement and/or their successors. An Event of Default would permit Lenders (as defined in the Credit Agreement) holding more than 50% of the commitments under the Credit Agreement to terminate the commitments under the Credit Agreement and to declare the outstanding principal and accrued interest due and payable. The Company could also seek a waiver of such Event of Default which would require the approval of the Lenders. As reported in the Company 10-Q, the Company had no borrowings under the Credit Agreement.

Based upon a review of the Company’s public filings with the SEC, the Proposals could potentially result in a Change in Control (as defined in the respective agreements) under a number of agreements with the Company’s named executive officers (“NEOs”) and other management level employees. Under the 2014 Management Bonus Plan and the Executive Bonus Plan (applicable only to David Pyott), upon a Change in Control, participants will be paid a bonus prorated to the effective date of such Change in Control, with the Company’s performance being deemed to be the greater of (i) 100% of the underlying target goals and (ii) the prorated actual year-to-date performance. The NEOs’ target bonus amounts are: for Mr. Pyott, 135% of his base salary ($1,365,000); for Jeffrey Edwards, 75% of his base salary ($645,000); for Scott Whitcup, 75% of his base salary ($645,000); for Julian Gangolli, 60% of his base salary ($556,000), and for Douglas Ingram, 77.5% of his base salary ($700,000). We note, however, that the target bonus amount for Mr. Pyott and Mr. Ingram and each of the base salary amounts provided herein are based on information filed with the SEC with respect to the 2013 fiscal year.

With respect to awards granted in 2010 and thereafter under the 2008 Incentive Award Plan and with respect to unvested option, restricted stock unit (“RSU”), and restricted stock awards granted under the Company’s 2011 Incentive Award Plan, awards will be subject to “double trigger” change in control vesting in the event of a termination without cause or a resignation for good reason within two years after the Change in Control, provided, however, the Company may decide to cancel and cash-out the outstanding equity awards, in which case, such awards will “single-trigger” vest upon the Change in Control (with performance-based RSUs vesting to the extent that the Company achieves the underlying performance objectives on an abbreviated basis). Based on information filed with the SEC, the NEOs’ respective unvested holdings are: 734,756 options and 165,000 performance-based RSUs for Mr. Pyott; 169,431 options for Mr. Ingram; 165,565 options for Mr. Edwards; 192,315 options for Mr. Whitcup; and 137,729 options and 3,000 shares of restricted stock for Mr. Gangolli. More generally, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as of December 31, 2013, there were 12,051,000 unvested options and 875,000 unvested “restricted share” awards (which amount includes restricted stock and RSUs).

The Company’s Change in Control Policy provides employees at the vice president level or above with certain severance entitlements in the event of a termination without cause or a resignation for good reason within two years after a Change in Control of the Company (a “Qualifying Termination”). Under the Change in Control Policy, upon such a Qualifying Termination, participants at the CEO, President and Executive Vice President level (including the NEOs) are eligible to receive (A) a lump sum cash payment equal to three times the sum of (i) the participant’s highest annual salary rate within the five-year period preceding the termination and (ii) the participant’s target annual bonus for the year in which the Qualifying Termination occurs (the “Cash Severance Payment”) and (B) continued participation (at no cost to the participant) in medical, dental and vision benefit programs for the three-year period following the termination and outplacement benefits of a type and duration generally provided to employees at the participant’s level (the “Continued Employee Benefits”). Based on information filed with the SEC, upon a Qualifying Termination as of June 20, 2014, each NEO would be entitled to receive a Cash Severance Payment under the Company’s Change in Control Policy in an amount as follows: $9,912,300 for Mr. Pyott; $3,893,400 for Mr. Ingram; $3,486,000 for Mr. Edwards; $3,486,000 for Mr. Whitcup; and $2,750,400 for Mr. Gangolli and each NEO would be entitled to receive Continued Employee Benefits with a value as follows: $67,191 for Mr. Pyott; $103,102 for Mr. Ingram; $67,213 for Mr. Edwards; $34,789 for Mr. Whitcup; and $64,462 for Mr. Gangolli.

In the event of a Change in Control, each participant in the Company’s Supplemental Executive Benefit Plan and the Supplemental Retirement Income Plan will be entitled to receive a lump sum payment in lieu of accrued benefits under each respective plan, with such lump sum payment calculated using a more favorable discount rate of 3.6%. Under the Company’s Executive Deferred Compensation Plan, in the event of a Change in Control, each participant will become vested in the unvested portion of his or her plan account. Based on the

Company’s public filings, we understand that all five NEOs are participants in the Supplemental Executive Benefit Plan and that Messrs. Whitcup and Gangolli were the only NEOs who participated in the Executive Deferred Compensation Plan in 2013. We are unable to confirm from the Company’s public filings with the SEC to what extent any individuals are currently receiving benefits under these plans (though no NEOs are currently receiving any such benefits).

We have not independently verified if the copies of the agreements discussed above (collectively, the “Filed Agreements”) and publicly filed by the Company with the SEC are the same as the executed copies of the Filed Agreements, and the analyses above are based on our review of the Company’s public SEC filings. While we are not aware of any, there may be other compensation or vesting provisions with other Company employees or directors may be triggered by a change in control. The discussion of the potential impact of the Proposals is based entirely upon our review of the Filed Agreements and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. If the Company’s shareholders approve the Proposals, prior to the acceleration of vesting of any Company equity awards (which will occur if the Company decides to cancel and cash-out the outstanding equity awards) or the payment of any compensation described above, we expect to review with counsel the original copies of all relevant agreements, award documentation and Company records associated with the creation of the potential obligations upon a change in control.

YOUR SUPPORT IS IMPORTANT

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, WE ARE SEEKING YOUR SUPPORT. PLEASE COMPLETE, EXECUTE AND DATE THE ENCLOSED WHITE PROXY CARD AS SOON AS POSSIBLE. IF YOU HOLD YOUR SHARES THROUGH A BANK, BROKER OR OTHER NOMINEE, ONLY SUCH NOMINEE CAN VOTE YOUR SHARES, AND ONLY AFTER RECEIVING SPECIFIC VOTING INSTRUCTIONS FROM YOU. PLEASE CONTACT YOUR BANK, BROKER OR NOMINEE AND INSTRUCT THEM TO VOTE THE WHITE PROXY CARD “FOR” EACH OF THE PROPOSALS THEREON. YOUR EXECUTED WHITE PROXY CARD SHOULD BE MAILED TO D.F. KING IN THE ENCLOSED POSTAGE-PAID ENVELOPE (TO THE ADDRESS SET FORTH ON THE ENVELOPE, WHICH IS SAME AS THE ADDRESS AT THE BOTTOM OF THIS PAGE).

WHOM YOU CAN CALL IF YOU HAVE QUESTIONS

If you have any questions or require any assistance, please contact D.F. King, proxy solicitors for PS Fund 1, at the following address and toll free telephone number:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

U.S. Toll-free: (800) 859-8511

Banks and brokers: (212) 269-5550

Dated: September 24, 2014

Sincerely,

PS Fund 1

ANNEX A

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT OF THE COMPANY

AND PRINCIPAL SHAREHOLDERS

Security Ownership of Directors and Executive Officers

The following information is based solely on the Company Proxy Statement, the Company 10-Q and the Company Schedule 14A Definitive Revocation Solicitation Statement, filed by the Company with the SEC on August 8, 2014, and PS Fund 1 makes no representation regarding its accuracy or completeness. The Company indicated in the Company Proxy Statement that, to the Company’s knowledge, the following table summarizes information as of March 11, 2014 with respect to ownership of the outstanding shares of Company Common Stock by (i) each director, (ii) the Chief Executive Officer, Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers for the year ended December 31, 2013, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person in the table has sole voting and investment power of the shares listed as owned by such person. The percentages in the following table are based on 297,183,809 shares of Company Common Stock outstanding as of July 31, 2014, as reported in the Company 10-Q.

	Vested Shares of Company Common Stock Owned(1)	Rights to Acquire Shares of Company Common Stock(2)	Unvested Shares of Restricted Stock/Units	Total Shares of Company Common Stock Beneficially Owned	Percent of Class(3)
Directors:
Deborah Dunsire, M.D.	29,111	65,123	0	94,234	*
Michael R. Gallagher	36,400	61,750	0	98,150	*
Trevor M. Jones, Ph.D.	200	54,476	0	54,676	*
Louis J. Lavigne, Jr.	14,421	3,102	0	17,523	*
Peter J. McDonnell, M.D.	0	3,102	0	3,102	*
Timothy D. Proctor	0	3,261	0	3,261	*
David E.I. Pyott	234,168	2,265,200	165,000	2,664,368	*
Russell T. Ray	22,810	57,702	0	80,512	*
Henri A. Termeer(4)	0	0	0	0	*

Other Named Executive Officers:
Douglas S. Ingram	30,101	527,700	0	557,801	*
Jeffrey L. Edwards	20,529	207,850	0	228,109	*
Scott M. Whitcup, M.D.	20,849	556,200	0	577,049	*
Julian S. Gangolli	20,590	140,500	3,000	164,090	*
All current directors and executive officers (as a group 17 persons, including those named above)	454,077	4,348,166	178,700	4,980,943	1.676

*	Beneficially owns less than 1% of the outstanding Company Common Stock.
(1)	In addition to shares held in the individual’s sole name, this column includes: (1) shares held by the spouse of the named person and shares held in various trusts; and (2) for executive officers, shares held in trust for the benefit of the named employee in the Company’s Savings and Investment Plan and Employee Stock Ownership Plan as of March 11, 2014.
(2)

This column also includes shares which the person or group has the right to acquire within sixty (60) days of March 11, 2014 as follows: (1) for executive officers, these shares include shares that may be acquired upon the exercise of stock options and vesting of restricted stock units; and (2) for non-employee directors, these shares include shares that may be acquired upon the exercise of stock options and vesting of restricted stock units, as well as shares accrued under the Company’s Deferred Directors’ Fee Program as of March 11,

2014. Under the Company’s Deferred Directors’ Fee Program, participants may elect to defer all or a portion of their retainer and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in Company Common Stock such that on the date of deferral the director is credited with a number of phantom shares of Company Common Stock equal to the amount of fees deferred divided by the market price of a share of Company Common Stock as of the date of deferral. Upon termination of the director’s service on the Board, the director will receive shares of Company Common Stock equal to the number of phantom shares of Company Common Stock credited to such director under the Deferred Directors’ Fee Program.
(3)	Based on 297,183,809 shares of Company Common Stock outstanding as of July 31, 2014, as reported in the Company 10-Q.
(4)	Mr. Termeer was appointed to the Board on January 24, 2014.

Security Ownership of Certain Principal Shareholders

Set forth below is the name and stock ownership of each person or group of persons known by the Company to beneficially own more than 5% of the outstanding shares of Company Common Stock, and is based on the Company Proxy Statement and information provided by the beneficial owner in subsequent public filings made with the SEC.

Name and Address of Beneficial Owners	Shares Beneficially Owned		Percent of Class(1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	17,416,972	(2)	5.86%
Pershing Square Capital Management, L.P. 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	(3)	9.72%
PS Management GP, LLC 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	(3)	9.72%
William A. Ackman 888 Seventh Avenue, 42nd Floor New York, NY 10019	28,878,638	(3)	9.72%
Valeant Pharmaceuticals International, Inc. 2150 St. Elzéar Blvd. West Laval, Quebec, Canada, H7L 4A8	28,878,638	(4)	9.72%
Valeant Pharmaceuticals International 400 Somerset Corporate Boulevard Bridgewater, New Jersey 08807	28,878,638	(4)	9.72%

(1)	Based on 297,183,809 shares of Company Common Stock outstanding as of July 31, 2014, as reported in the Company 10-Q.
(2)	Based on information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. BlackRock reported that it has sole voting power with respect to 14,470,789 shares and sole dispositive power with respect to 17,416,972 shares.
(3)

Based on information provided pursuant to a statement on a Schedule 13D/A filed with the SEC on September 9, 2014 by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman, pursuant to which the three parties reported that they have shared beneficial ownership with respect to 28,878,638 shares and shared voting power with respect to 28,878,538 shares.

(4)	Based on information provided pursuant to a statement on a Schedule 13D/A filed with the SEC on September 16, 2014 by Valeant Pharmaceuticals International, Inc. and Valeant Pharmaceuticals International, pursuant to which the two parties reported that they have shared beneficial ownership with respect to 28,878,538 shares and shared voting power with respect to 28,878,638 shares, and on information provided pursuant to a statement on a Schedule 13D/A filed with the SEC on September 9, 2014 by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman, which reported that Valeant has sole voting power with respect to 100 shares.

ANNEX B

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION:

PURCHASES AND SALES IN THE COMPANY COMMON STOCK DURING THE PAST TWO YEARS

Common Stock Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Security
PS Fund 1, LLC	February 25, 2014	Buy	94,182	Common Stock
PS Fund 1, LLC	February 25, 2014	Buy	25,000	Common Stock
PS Fund 1, LLC	February 25, 2014	Buy	55,454	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	5,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	4,197	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	540	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	5,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	5,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	75,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	5,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	10,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	100,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	35,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	21,634	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	75,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	25,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	20,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	13,629	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	10,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	10,000	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	2,500	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	250	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	40	Common Stock
PS Fund 1, LLC	February 26, 2014	Buy	5	Common Stock
David A. Wilson	April 16, 2014	Buy	50	Common Stock
PS Fund 1, LLC	May 1, 2014	Buy	1,239,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	863,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	779,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	1,416,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	1,353,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	2,130,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	2,578,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	1,733,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	1,046,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	1,191,107	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	2,523,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	2,184,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	1,843,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	2,233,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	1,720,000	Common Stock	*
PS Fund 1, LLC	May 1, 2014	Buy	3,450,000	Common Stock	**
Valeant Pharmaceuticals International, Inc.	May 7, 2014	Buy	100	Common Stock

*	Shares purchased represents the exercise of the relevant (previously purchased) American-style call option transactions.
**	Shares purchased represents the early termination of the relevant (previously purchased) forward purchase contract.

B-1

Options (all of which have been exercised as of the date hereof):

Name	Trade Date	Buy/ Sell	No. of Options / Quantity	Security
PS Fund 1, LLC	March 3, 2014	Buy	1,239,000	OTC Call Option
PS Fund 1, LLC	March 6, 2014	Buy	863,000	OTC Call Option
PS Fund 1, LLC	March 11, 2014	Buy	779,000	OTC Call Option
PS Fund 1, LLC	March 14, 2014	Buy	1,416,000	OTC Call Option
PS Fund 1, LLC	March 19, 2014	Buy	1,353,000	OTC Call Option
PS Fund 1, LLC	March 24, 2014	Buy	2,130,000	OTC Call Option
PS Fund 1, LLC	March 27, 2014	Buy	2,578,000	OTC Call Option
PS Fund 1, LLC	April 1, 2014	Buy	1,733,000	OTC Call Option
PS Fund 1, LLC	April 4, 2014	Buy	1,046,000	OTC Call Option
PS Fund 1, LLC	April 8, 2014	Buy	1,191,107	OTC Call Option
PS Fund 1, LLC	April 11, 2014	Buy	2,523,000	OTC Call Option
PS Fund 1, LLC	April 14, 2014	Buy	2,184,000	OTC Call Option
PS Fund 1, LLC	April 15, 2014	Buy	1,843,000	OTC Call Option
PS Fund 1, LLC	April 16, 2014	Buy	2,233,000	OTC Call Option
PS Fund 1, LLC	April 17, 2014	Buy	1,720,000	OTC Call Option

Forward (which has been early terminated and physically settled as of the date hereof):

Name	Trade Date	Buy/ Sell	No. of Options / Quantity	Security
PS Fund 1, LLC	April 21, 2014	Buy	3,450,000	OTC Equity Forward

B-2

IMPORTANT

1. If your shares are held in your own name, please mark, date and mail the enclosed WHITE Proxy Card to our proxy solicitor, D.F. King, in the postage-paid envelope provided.

2. If your shares are held in your own name, you may also vote over the telephone or by internet, by following the instructions on the following page.

3. If your shares are held in the name of a bank, broker or other nominee, only such nominee can vote such shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE Proxy Card to be signed representing your shares.

4. As a shareholder of Allergan, you may receive the Company’s Proxy Statement and the accompanying proxy card. Please make certain that the latest dated proxy card you return is the WHITE Proxy Card. ONLY YOUR LATEST DATED PROXY FOR THE SPECIAL MEETING WILL COUNT AT THE SPECIAL MEETING.

If you have any questions or require any assistance in executing your proxy, please call:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Toll-free: (800) 859-8511

Banks and brokers: (212) 269-5550

EXHIBIT A

ALLERGAN, INC.

a Delaware Corporation

AMENDED AND RESTATED BYLAWS1

(As Amended and Restated Effective                     , 2014)

ARTICLE I: Offices

SECTION 1. Registered Office. The registered office of Allergan, Inc. (the “Corporation”) shall be at The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of the registered agent in charge thereof shall be The Prentice-Hall Corporation System, Inc.

SECTION 2. Principal Office. The principal office for the transaction of the business of the Corporation shall be at such place as the Board of Directors of the Corporation (the “Board”) may determine. The Board is hereby granted full power and authority to change said principal office from one location to another.

SECTION 3. Other Offices. The Corporation may also have an office or offices at such other place or places, either within or without the State of Delaware, as the Board may from time to time determine or as the business of the Corporation may require.

ARTICLE II: Meetings of Stockholders

SECTION 1. Place of Meetings. All annual meetings of stockholders and all other meetings of stockholders shall be held either at the principal office of the Corporation or at any other place within or without the State of Delaware that may be designated by the Board pursuant to authority hereinafter granted to the Board.

SECTION 2. Annual Meetings. Annual meetings of stockholders of the Corporation for the purpose of electing directors and for the transaction of such other proper business as may come before such meetings may be held at such time and place and on such date as the Board shall determine by resolution.

SECTION 3. Special Meetings.

~~Section 3.~~(A) Special meetings of the stockholders of the Corporation (i) may be called by the Chairman of the Board, the Chief Executive Officer or the Board, at any time and for any purpose or purposes, and (ii) shall be called by the Secretary upon the written request of the holders of record of at least twenty-five percent (25%) of the outstanding shares of common stock of the Corporation (the “Requisite Percentage”), subject to and in compliance with Article 10 of the Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Restated Certificate of Incorporation”), or any successor provision thereto~~, and this Section 3~~. Any special meeting of stockholders of the Corporation shall be held at such place, date and hour as may be fixed by the Board in compliance with applicable law; provided, however, that in the case of a meeting called pursuant to clause (ii) of the preceding sentence, the place, date and hour shall be as specified in the written request described in that clause (and in accordance with applicable law) and the Secretary shall mail the notice of such meeting to stockholders (specifying such place, date~~,~~and hour) as provided in Section 4 of this Article II (and the date of such meeting shall be publicly announced) no later than five business days after the date of receipt of such written request.

~~(A) In order for a special meeting to be called upon stockholder request (“Stockholder Requested Special Meeting”), one or more requests for a special meeting (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”), in the form required by this section (A) of this Section 3, must be signed by~~

[1]	In this Exhibit A, language struck through illustrates deletions from and underlined language illustrates additions to the current Bylaws.

~~Proposing Persons (as defined below) that have a combined Net Long Beneficial Ownership (as defined below) of at least the Requisite Percentage. Only Proposing Persons who are stockholders of record at the time the Special Meeting Requests representing the Requisite Percentage are validly delivered pursuant to this Section 3 shall be entitled to sign a Special Meeting Request. In determining whether a Stockholder Requested Special Meeting has been properly requested by Proposing Persons that have a combined Net Long Beneficial Ownership of at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies the same purpose or purposes of the Stockholder Requested Special Meeting and the same matters proposed to be acted on at such meeting (in each case as determined in good faith by the Board), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request. To be in proper form, such Special Meeting Request(s) shall comply with, and shall include and set forth, the following:~~

~~(1) As to each Proposing Person, (a) the name and address of each Proposing Person (including, if applicable, the name and address as they appear on the Corporation’s books), (b) the class and number of shares of the Corporation which are owned beneficially and of record by such Proposing Person (with evidence of such ownership attached), except that such Proposing Person shall be deemed for such purpose to beneficially own any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (c) a representation that such Proposing Person intends to hold the shares of the Corporation described in the immediately preceding clause (b) through the date of the Stockholder Requested Special Meeting and (d) an acknowledgement by the Proposing Person that any reduction in such Proposing Person’s Net Long Beneficial Ownership with respect to which a Special Meeting Request relates following the delivery of such Special Meeting Request to the Secretary shall constitute a revocation of such Special Meeting Request to the extent of such reduction;~~

~~(2) As to each Proposing Person, any Disclosable Interests (as defined below) of such Proposing Person;~~

~~(3) As to the purpose or purposes of the Stockholder Requested Special Meeting, a reasonably brief statement of the specific purpose or purposes of the Stockholder Requested Special Meeting, the matter(s) proposed to be acted on at the Stockholder Requested Special Meeting and the reasons for conducting such business at the Stockholder Requested Special Meeting, and the text of any proposal or business to be considered at the Stockholder Requested Special Meeting (including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment); and~~

~~(4) Such other information and representations as would be required by Article 12 of the Restated Certificate of Incorporation and Section 9 of Article II of these Bylaws if incorporated in this Section 3, including, without limitation, all such information regarding any material interest of the Proposing Person in the matter(s) proposed to be acted on at the Stockholder Requested Special Meeting, all agreements, arrangements or understandings between or among any Proposing Person and any other record holder or beneficial owner of shares of any class or series of capital stock of the Corporation in connection with the Special Meeting Record Date Request, the Special Meeting Request, or the matter(s) proposed to be brought before the Stockholder Requested Special Meeting.~~

~~(5) Definitions.~~

~~(a) “Proposing Person” shall mean (i) each stockholder of record that signs a Special Meeting Request pursuant section (A) of this Section 3, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such Special Meeting Request is made, (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or associate (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for~~

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~~purposes of these Bylaws) of such stockholder or beneficial owner, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective associates or other participants in such solicitation) is Acting in Concert.~~

~~(b) A person shall be deemed to be “Acting in Concert” with another person for purposes of these Bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel with, or towards a common goal with such other person, relating to changing or influencing the control of the Corporation or in connection with or as a participant in any transaction having that purpose or effect, where (i) each person is conscious of the other person’s conduct and this awareness is an element in their decision-making processes and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of (x) revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A or (y) tenders of securities from such other person in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.~~

~~(c) “Net Long Beneficial Ownership” shall mean those shares of common stock of the Corporation as to which the stockholder or Proposing Person, as applicable, possesses (i) the sole power to vote or direct the voting, (ii) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss), and (iii) the sole power to dispose of or direct the disposition; provided that the number of shares calculated in accordance with clauses (i), (ii) and (iii) shall not include any Synthetic Equity Position.~~

~~(d) “Disclosable Interests” shall mean (i) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (ii) any rights to dividends on the shares of any class or series of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (iii) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which such Proposing Person is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any affiliate of the Corporation, or any officer, director or employee of such affiliate, (iv) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, any officer, director or employee of the Corporation or any affiliate thereof, or any principal competitor of the Corporation, on the other hand, (v) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation, any affiliate of the Corporation or any~~

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~~principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting; provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the Special Meeting Record Date Request or Special Meeting Request required by Article 10 of the Restated Certificate of Incorporation or these Bylaws on behalf of a beneficial owner.~~

~~(B) Notwithstanding anything to the contrary in this Section 3:~~

~~(1) The Secretary shall not accept, and shall consider ineffective, a Special Meeting Request if (a) such Special Meeting Request does not comply with Article 10 of the Restated Certificate of Incorporation, these Bylaws, or relates to an item of business that is not a proper subject for stockholder action under applicable law, (b) the Special Meeting Request is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders, (c) an identical or substantially similar item (a “Similar Item”) to that included in the Special Meeting Request was presented at any meeting of stockholders held within one year prior to receipt by the Corporation of such Special Meeting Request, (d) the Board calls an annual or special meeting of stockholders (in lieu of calling the Stockholder Requested Special Meeting) in accordance with section (B)(3) of this Section 3, (e) a Similar Item is already included in the Corporation’s notice as an item of business to be brought before a meeting of the stockholders that has been called but not yet held, or (f) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law.~~

~~(2) Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose stated in the valid Special Meeting Request; provided, however, that nothing herein shall prohibit the Board from submitting matters to the stockholders at any Stockholder Requested Special Meeting. If none of the Proposing Persons who submitted the Special Meeting Request appears at or sends a qualified representative to the Stockholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting. A “qualified representative” of a Proposing Person shall be, if such Proposing Person is (a) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (b) a corporation, a duly appointed officer of the corporation, (c) a limited liability company, any manager or officer (or person who functions as an officer) of the limited liability company or any officer, director, manager or person who functions as an officer, director or manager of any entity ultimately in control of the limited liability company or (d) a trust, any trustee of such trust.~~

~~(3) If a Special Meeting Request is made that complies with this Section 3 and Article 10 of the Restated Certificate of Incorporation, the Board may (in lieu of calling the Stockholder Requested Special Meeting) present a Similar Item for stockholder approval at any other meeting of stockholders that is held within one hundred twenty (120) days after the Corporation receives such Special Meeting Request.~~

~~(4) Any Proposing Person may revoke a Special Meeting Request by written revocation delivered to, or mailed and received by, the Secretary at any time prior to the date of the Stockholder Requested Special Meeting. In the event any revocation(s) are received by the Secretary after the Secretary’s receipt of a valid Special Meeting Request(s) from the holders of the Requisite Percentage of stockholders or any Special Meeting Request is deemed to be revoked as a result of section (A)(1)(d) of this Section 3, and as a result of such revocation(s), there no longer are valid unrevoked Special Meeting Request(s) from the Requisite Percentage of stockholders to call a special meeting, the Board shall have the discretion to determine whether or not to proceed with the Stockholder Requested Special Meeting.~~

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~~(5) Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a special meeting except in accordance with Article 10 of the Restated Certificate of Incorporation and this Section 3. If the Board shall determine that any Special Meeting Request was not properly made in accordance with Article 10 of the Restated Certificate of Incorporation or these Bylaws, or shall determine that the stockholder or stockholders submitting such Special Meeting Request have not otherwise complied with Article 10 of the Restated Certificate of Incorporation or these Bylaws, then the Board shall not be required to take any action in connection with the Stockholder Requested Special Meeting, and the Secretary shall not be required to call such meeting. In addition to the requirements of this Section 3, each Proposing Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a Special Meeting Request.~~

~~(C) In connection with a Stockholder Requested Special Meeting called in accordance with this Section 3, each Proposing Person that signed and delivered a Special Meeting Request shall further update and supplement the information previously provided to the Corporation in connection with such request, if necessary, so that the information provided or required to be provided in such request pursuant to this Section 3 shall be true and correct as of the record date for notice of the Stockholder Requested Special Meeting and as of the date that is ten (10) business days prior to the Stockholder Requested Special Meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the special meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the special meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the Stockholder Requested Special Meeting or any adjournment or postponement thereof). As used herein, the term “business day” shall mean any day that is not a Saturday or Sunday or a day on which banks in the city of the Corporation’s principal place of business are required or permitted to close.~~

~~(D)~~(B) ~~Any special meeting of stockholders, including any Stockholder Requested Special Meeting, shall be held at such date and time as may be fixed by the Board in accordance with these Bylaws and in compliance with applicable law.~~The Chief Executive Officer or Secretary shall, within five business days after the earlier of (i) the first date on which the Corporation shall have no directors in office and (ii) the date on which the Court of Chancery issues an order requiring the Corporation to hold an election pursuant to Section 223 of the General Corporation Law of the State of Delaware, call a special meeting of stockholders of the Corporation for the election of directors and mail notice of such meeting as provided in Section 4 of this Article II. Any special meeting of stockholders of the Corporation so called shall be held at the place, date and hour specified in the notice of such meeting and in accordance with applicable law (or, in the case of an election ordered by the Court of Chancery, at such other place, date and hour as may be specified by the Court of Chancery).

SECTION 4. Notice of Meetings. Except as otherwise required by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting by delivering a typewritten or printed notice thereof to such stockholder personally, or by depositing such notice in the United States mail, in a postage prepaid envelope, directed to such stockholder at such stockholder’s post office address furnished by such stockholder to the Secretary of the Corporation for such purpose, or, if such stockholder shall not have furnished an address to the Secretary for such purpose, then at such stockholder’s post office address last known to the Secretary, or by transmitting a notice thereof to such stockholder at such address by electronic transmission in accordance with Section 232 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). Except as otherwise expressly required by law, no publication of any notice of a meeting of stockholders shall be required. Every notice of a meeting of stockholders shall state the place, date and hour of the meeting and, in the case of a special meeting, shall also state the purpose for which the meeting is called. Notice of any meeting of stockholders shall not be required to be given to any stockholder to whom notice may be omitted pursuant to applicable law or who shall have waived such notice, and such notice

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shall be deemed waived by any stockholder who shall attend such meeting in person or by proxy, except a stockholder who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Except as otherwise expressly required by law, notice of any adjourned meeting of stockholders need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken.

SECTION 5. Quorum. Except as otherwise required by law, the holders of record of a majority in voting interest of the shares of stock of the Corporation entitled to be voted thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of stockholders of the Corporation or any adjournment thereof. Subject to the requirement of a larger percentage vote contained in the Restated Certificate of Incorporation, these Amended and Restated Bylaws (these “Bylaws”) or by statute, the stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding any withdrawal of stockholders that may leave less than a quorum remaining, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum. In the absence of a quorum at any meeting or any adjournment thereof, a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat or, in the absence therefrom of all the stockholders, any officer entitled to preside at, or to act as secretary of, such meeting may adjourn such meeting from time to time. At any such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 6. Voting.

Each stockholder shall, at each meeting of stockholders, be entitled to vote in person or by proxy each share of stock of the Corporation that has voting rights on the matter in question and that shall have been held by such stockholder and registered in such stockholder’s name on the books of the Corporation:

(A) on the date fixed pursuant to Article VI, Section 5 of these Bylaws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting; or

(B) if no such record date shall have been so fixed, then (i) at the close of business on the day immediately preceding the day upon which notice of the meeting shall be given or (ii) if notice of the meeting shall be waived, at the close of business on the day immediately preceding the day upon which the meeting shall be held. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors in such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes. Persons holding stock of the Corporation in a fiduciary capacity shall be entitled to vote such stock. Persons whose stock is pledged shall be entitled to vote, unless in the transfer by the pledgor on the books of the Corporation the pledgor shall have expressly empowered the pledgee to vote thereon, in which case only the pledgee, or the pledgee’s proxy, may represent such stock and vote thereon. Stock having voting power standing of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or with respect to which two (2) or more persons have the same fiduciary relationship, shall be voted in accordance with the provisions of the Delaware General Corporation Law.

Any such voting rights may be exercised by the stockholder entitled thereto in person or by such stockholder’s proxy appointed by an instrument in writing (or in such manner prescribed by the Delaware General Corporation Law) by such stockholder or by such stockholder’s attorney thereunto authorized and delivered to the secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three (3) years from its date unless said proxy shall provide for a longer period. The attendance at any meeting of a stockholder who may theretofore have given a proxy shall not have the effect of revoking the same unless such stockholder shall in writing so notify the secretary of the meeting prior to the voting of the proxy. At any meeting of stockholders, all matters, except as otherwise provided in the Restated Certificate of Incorporation, in these Bylaws or by law, shall be decided by the vote of a majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat and thereon, a quorum being present. The vote at any meeting of

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stockholders on any question need not be by ballot, unless so directed by the chairman of the meeting. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy, and it shall state the number of shares voted.

SECTION 7. List of Stockholders. The Secretary of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, in such manner as prescribed by the Delaware General Corporation Law. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

SECTION 8. Judges. If at any meeting of stockholders a vote by written ballot shall be taken on any question, the chairman of such meeting may appoint a judge or judges to act with respect to such vote. Each judge so appointed shall first subscribe an oath faithfully to execute the duties of a judge at such meeting with strict impartiality and according to the best of such judge’s ability. Such judges shall decide upon the qualification of the voters and shall report the number of shares represented at the meeting and entitled to vote on such question, shall conduct and accept the votes, and, when the voting is completed, shall ascertain and report the number of shares voted respectively for and against the question. Reports of judges shall be in writing and subscribed and delivered by them to the Secretary of the Corporation. The judges need not be stockholders of the Corporation, and any officer of the Corporation may be a judge on any question other than a vote for or against a proposal in which such officer shall have a material interest.

SECTION 9. Notice of Stockholder Business and Nominations. ~~In addition to the provisions governing a~~ A stockholder’s notice of nominations of persons for election to the Board, or the proposal of other business to be considered by the stockholders ~~provided for in~~ , at any annual meeting of stockholders must comply with the applicable procedures set forth in Articles 11 and 12 of the Restated Certificate of Incorporation~~:~~.

~~(A) Such stockholder’s notice shall also set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director, (a) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (b) any Disclosable Interests of such person (except that the term “Proposing Person” where it appears in sections (A)(1) and (2) of Section 3 shall be deemed to refer to such nominee) and (c) a description of any agreement, arrangement or understanding with any Noticing Person (defined below); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any interest in such business of such stockholder or the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to all Noticing Persons giving the notice (a) a description of any agreement, arrangement or understanding with respect to the nomination or proposal the Noticing Persons of such person (except that the term “Proposing Person” where it appears in sections (A)(1) and (2) of Section 3 shall be deemed to refer to the Noticing Person), (b) a description of any Disclosable Interests, (c) a representation that the stockholder of record submitting the notice is a holder of record of stock of the Corporation entitled to vote at such meeting, intends to continuously hold such stock of the Corporation through such meeting and intends to appear in person or by a qualified representative at the meeting to propose such business or nomination, and (d) a representation as to whether the stockholder of record submitting the notice or any Noticing Person intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.~~

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~~The term “Noticing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or associate (within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective associates or other participants in such solicitation) is Acting in Concert.~~

~~(B) A Noticing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 9 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).~~

~~(C) The foregoing notice requirements of this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.~~

~~(D) Only such persons who are nominated in accordance with the procedures set forth in this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation shall be eligible to be elected at an annual meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation. The only matters that may be brought before a special meeting of stockholders are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant Section 3 of these Bylaws, and stockholders shall not otherwise be permitted to nominate directors or propose business to be brought before a special meeting of stockholders. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty:~~

~~(i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(iii)(d) of this Section 9) and (ii) if any proposed nomination or business was not made or proposed in compliance with this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the annual meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be~~

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~~authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.~~

~~(E) Notwithstanding the foregoing provisions of this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation; provided, however, that any references in these Bylaws or in the Restated Certificate of Incorporation to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any business to be considered pursuant to this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation and compliance with this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in clause (B) of this Section 9, matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act. Nothing in this Section 9 and Articles 11 and 12 of the Restated Certificate of Incorporation shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Restated Certificate of Incorporation.~~

ARTICLE III: Board of Directors

SECTION 1. General Powers. Subject to any requirements in the Restated Certificate of Incorporation, these Bylaws, and of the Delaware General Corporation Law as to action which must be authorized or approved by the stockholders, any and all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be under the direction of, the Board to the fullest extent permitted by law. Without limiting the generality of the foregoing, it is hereby expressly declared that the Board shall have the following powers, to wit:

(A) to select and remove all of the officers, agents and employees of the Corporation, prescribe such powers and duties for them as may not be inconsistent with law, the Restated Certificate of Incorporation or these Bylaws, fix their compensation, and require from them security for faithful service;

(B) to conduct, manage and control the affairs and business of the Corporation, and to make such rules and regulations therefor not inconsistent with law, the Restated Certificate of Incorporation or these Bylaws, as it may deem best;

(C) to change the location of the registered office of the Corporation in Article I, Section 1 hereof; to change the principal office for the transaction of the business of the Corporation from one location to another as provided in Article I, Section 2 hereof; to fix and locate from time to time one or more subsidiary offices of the Corporation within or without the State of Delaware as provided in Article I, Section 3 hereof; to designate any place within or without the State of Delaware for the holding of any meeting or meetings of stockholders; and to adopt, make and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of such seal and of such certificates from time to time, and in its judgment as it may deem best, provided such seal and such certificate shall at all times comply with the provisions of law;

(D) to authorize the issuance of shares of stock of the Corporation from time to time, upon such terms and for such considerations as may be lawful;

(E) to borrow money and incur indebtedness for the purposes of the Corporation, and to cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust and securities therefor; and

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(F) by resolution adopted by a majority of the authorized number of directors, to designate an executive and other committees, each consisting of one or more directors, to serve at the pleasure of the Board, and to prescribe the manner in which proceedings of such committee or committees shall be conducted.

SECTION 2. Number and Term of Office. The authorized number of directors of the Corporation shall be ~~not less than five (5) nor more than fifteen (15) until this Section 2 is amended by a resolution duly adopted by the Board or by the stockholders of the Corporation. The exact number of directors shall be fixed from time to time within the limits specified by resolution of the Board or the stockholders~~nine (9). Directors need not be stockholders. Each of the directors of the Corporation shall hold office until such director’s successor shall have been duly elected and shall qualify or until such director shall resign or shall have been removed in the manner provided for in the Restated Certificate of Incorporation. At all times a majority of the directors shall be Independent Directors (as defined below). If a director ceases to be an Independent Director, and such change causes the majority of directors not to be Independent Directors, the Board shall take such action as it deems prudent and necessary to cause the Board to consist of directors, a majority of whom are Independent Directors.

SECTION 3. Election of Directors. Each director to be elected by the stockholders of the Corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote therefor at a meeting of the stockholders for the election of directors at which a quorum is present (an “Election Meeting”); provided, however, that if the Board determines that the number of nominees exceeds the number of directors to be elected at such meeting (a “Contested Election”), and the Board has not rescinded such determination by the record date of the Election Meeting as initially announced, each of the directors to be elected at the Election Meeting shall be elected by the affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote at such meeting with respect to the election of such director.

For purposes of this Section 3, a “majority of the votes cast” means that the number of votes cast “for” a candidate for director exceeds the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as votes cast as either “for” or “against” such director’s election). In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of directors. In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of directors and shall not have the ability to cast any other vote with respect to such election of directors. In the event an Election Meeting involves the election of directors by separate votes by class or classes or series, the determination as to whether an election constitutes a Contested Election shall be made on a class by class or series by series basis, as applicable.

SECTION 4. Resignations. Any director of the Corporation may resign at any time upon notice given in writing or by electronic transmission to the Board or to the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein, or, if the time be not specified, it shall take effect immediately upon receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 5. Vacancies. Except as otherwise provided in the Restated Certificate of Incorporation, and subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancy on the Board resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. Each director so chosen to fill a vacancy shall hold office until such director’s successor shall have been elected and shall qualify or until such director shall resign or shall have been removed.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

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SECTION 6. Place of Meeting. The Board or any committee thereof may hold any of its meetings at such place or places within or without the State of Delaware as the Board or such committee may from time to time by resolution designate or as shall be designated by the person or persons calling the meeting or in the notice or a waiver of notice of any such meeting. Directors may participate in any regular or special meeting of the Board or any committee thereof by means of conference telephone or similar communications equipment pursuant to which all persons participating in the meeting of the Board or such committee can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 7. First Meeting. The Board shall meet as soon as practicable after each annual election of directors, and notice of such first meeting shall not be required.

SECTION 8. Regular Meetings. Regular meetings of the Board may be held at such times as the Board shall from time to time by resolution determine. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting shall be held at the same hour and place on the next succeeding business day that is not a legal holiday. Except as provided by law, notice of regular meetings need not be given.

SECTION 9. Special Meetings. Special meetings of the Board for any purpose or purposes shall be called at any time by the Chairman of the Board or, if the Chairman of the Board is absent or unable or refuses to act, by the Chief Executive Officer or the President. Except as otherwise provided by law or by these Bylaws, special meetings of the Board shall be held upon at least four (4) days written notice or two (2) hours notice given personally, by telephone or by electronic transmission. Any such notice shall be addressed or delivered to each director at such director’s address as is shown upon the records of the Corporation or as may have been given to the Corporation by the director for purposes of notice or, if such address is not shown on such records or is not readily ascertainable, at the place in which the meetings of the directors are regularly held. Notice by mail shall be deemed to have been given at the time such notice is deposited in the United States mails, postage prepaid. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for delivery or transmission. Notice by electronic transmission shall be deemed to have been given at the time it is actually transmitted by the person giving the notice by electronic means to the recipient. Oral notice shall be deemed to have been given at the time it is communicated, in person or by telephone or similar means of communication, to the recipient or to a person at the office of the recipient whom the person giving the notice has reason to believe will promptly communicate it to the recipient. Except where otherwise required by law or these Bylaws, notice of the purpose of a special meeting need not be given. Notice of any meeting of the Board shall not be required to be given to any director who is present at such meeting, except a director who shall attend such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 10. Quorum and Manner of Acting. Except as otherwise provided in these Bylaws, the Restated Certificate of Incorporation or by applicable law, the presence of a majority of the authorized number of directors shall be required to constitute a quorum for the transaction of business at any meeting of the Board, and all matters shall be decided at any such meeting, a quorum being present, by the affirmative vote of a majority of the directors present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided any action taken is approved by at least a majority of the required quorum for such meeting. In the absence of a quorum, a majority of directors present at any meeting may adjourn the same from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. The directors shall act only as a Board, and the individual directors shall have no power as such.

SECTION 11. Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if consent in writing or by electronic transmission is given thereto by all members of the Board or of such committee, as the case may be, and such consent, electronic transmission or transmissions are filed with the minutes of proceedings of the Board or of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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SECTION 12. Compensation. Directors who are not employees of the Corporation or any of its subsidiaries may receive an annual fee for their services as directors in an amount fixed by resolution of the Board, and, in addition, a fixed fee, with or without expenses of attendance, may be allowed by resolution of the Board for attendance at each meeting, including each meeting of a committee of the Board. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation therefor.

SECTION 13. Committees. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Any such committee, to the extent provided in the resolution of the Board and subject to any restrictions or limitation on the delegation of power and authority imposed by applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Any such committee shall keep written minutes of its meetings and report the same to the Board at the next regular meeting of the Board. Unless the Board or these Bylaws shall otherwise prescribe the manner of proceedings of any such committee, meetings of such committee may be regularly scheduled in advance and may be called at any time by the chairman of the committee or by any two (2) members thereof; otherwise, the provisions of these Bylaws with respect to notice and conduct of meetings of the Board shall govern.

SECTION 14. Definition of Independent Director. For purposes of this Article III, the term “Independent Director” shall mean:

(A) for purposes of determining whether a director is qualified to serve as a member of the audit committee of the Board, a director who meets the qualification requirements for being an independent director under applicable securities laws, including the Securities Exchange Act of 1934, as amended, applicable rules and regulations of the U.S. Securities and Exchange Commission and applicable rules and regulations of any stock exchange or securities market applicable to the Corporation; and

(B) for all other purposes, a director who meets the qualification requirements for being an independent director under applicable rules and regulations of any stock exchange or securities market applicable to the Corporation.

SECTION 15. Interpretation and Application of this Article. The Board shall have the exclusive right and power to interpret and apply the provisions of this Article, including, without limitation, the adoption of written definitions of terms used in and guidelines for the application of this Article (any such definitions and guidelines shall be filed with the Secretary, and such definitions and guidelines as may prevail shall be made available to any stockholder upon written request). Any such definitions or guidelines and any other interpretation or application of the provisions of this Article made in good faith shall be binding and conclusive upon the stockholders, provided that, in the case of any interpretation or application of this Article by the Board to a specific person which results in such person being classified as an Independent Director, the Board shall have determined that such person is independent of management and free from any relationship that, in the opinion of the Board, would interfere with such person’s exercise of independent judgment as a Board member.

ARTICLE IV: Officers

SECTION 1. Officers. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents (the number thereof and their respective titles to be determined by the Board), a Secretary, a Treasurer and such other officers as may be appointed at the discretion of the Board in accordance with the provisions of Section 3 of this Article IV. At the discretion of the Board, from time to time, the Chairman of the Board may be a director of the Corporation who is not an officer of the Corporation.

SECTION 2. Election. The officers of the Corporation, except such officers as may be appointed or elected in accordance with the provisions of Section 3 or Section 5 of this Article IV, shall be chosen annually by the

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Board at the first meeting thereof, and each officer shall hold office until such officer shall resign or shall be removed or otherwise disqualified to serve, or until such officer’s successor shall be elected and qualified.

SECTION 3. Other Officers. In addition to the officers chosen annually by the Board at its first meeting, the Board also may appoint or elect such other officers as the business of the Corporation may require, each of whom shall have such authority and perform such duties as are provided in these Bylaws or as the Board may from time to time specify, and shall hold office until such officer shall resign or shall be removed or otherwise disqualified to serve, or until such officer’s successor shall be elected and qualified.

SECTION 4. Removal and Resignation. Any officer may be removed, either with or without cause, by resolution of the Board passed by a majority of the directors at the time in office, at any regular or special meeting of the Board, or except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

SECTION 5. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointment to such office.

SECTION 6. Chairman of the Board. The Chairman of the Board shall preside at all meetings of stockholders and at all meetings of the Board. The Chairman of the Board shall be a member of such committees, if any, and shall have such other powers and duties as may be prescribed by the Board or these Bylaws.

SECTION 7. Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board, have general supervision, direction and control of the business and affairs of the Corporation.

SECTION 8. President. The President shall have such powers and perform such duties with respect to the administration of the business and affairs of the Corporation as may from time to time be assigned by the Chief Executive Officer or the Board, or as may be prescribed by these Bylaws.

SECTION 9. Vice President. Each Vice President shall have such powers and perform such duties with respect to the administration of the business and affairs of the Corporation as may from time to time be assigned to such Vice President by the Chief Executive Officer, the President or the Board, or as may be prescribed by these Bylaws.

SECTION 10. Secretary. The Secretary shall keep, or cause to be kept, at the principal office of the Corporation, or such other place as the Board may order, a book of minutes of all meetings of directors and stockholders, with the time and place of holding, whether regular or special, and if special, how authorized and the notice thereof given, the names of those present at meetings of directors, the number of shares present or represented at meetings of stockholders, and the proceedings thereof.

The Secretary shall keep, or cause to be kept, at the principal office of the Corporation’s transfer agent, a share register, or a duplicate share register, showing the name and address of each stockholder, the number of shares of each class held by such stockholder, the number and date of certificates issued for certificated shares, the number and date of issuance of uncertificated shares, and the number and date of cancellation of certificated shares surrendered for cancellation or for uncertificated shares.

The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board required by these Bylaws or by law to be given, and shall keep the seal of the Corporation in safe custody and, if necessary or appropriate, shall affix and attest the seal to all documents to be executed on behalf of the Corporation under its seal, and shall have such other powers and perform such other duties as may be prescribed by these Bylaws or assigned by the Board, the Chairman of the Board or any officer of the Corporation to whom the Secretary may report. If for any reason the Secretary shall fail to give notice of any special meeting of the Board called by one or more of the persons identified in Article III, Section 9 hereof, then any such person or persons may give notice of any such special meeting.

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SECTION 11. Treasurer. The Treasurer shall supervise, have custody of and be responsible for all funds and securities of the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board or in accordance with authority delegated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered or authorized by the Board, shall render to the Board and the Chairman of the Board whenever they request it, an account of all of the Treasurer’s transactions, and shall have such other powers and perform such other duties as may be prescribed by these Bylaws or assigned by the Board, the Chairman of the Board or any officer of the Corporation to whom the Treasurer may report.

ARTICLE V: Contracts, Checks, Drafts, Bank Accounts, Etc.

SECTION 1. Execution of Contracts. The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances; and unless so authorized by the Board or by these Bylaws, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or in any amount.

SECTION 2. Checks, Drafts, Etc. All checks, drafts, or other orders for payment of money, notes or other evidence of indebtedness, issued in the name of or payable to the Corporation, shall be signed or endorsed by such person or persons and in such manner as, from time to time, shall be determined by resolution of the Board. Each such officer, assistant, agent or attorney shall give such bond, if any, as the Board may require.

SECTION 3. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board may select, or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. For the purpose of deposit and for the purpose of collection for the account of the Corporation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary (or any other officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation who shall from time to time be determined by the Board) may endorse, assign and deliver checks, drafts and other orders for the payment of money which are payable to the order of the Corporation.

SECTION 4. General and Special Bank Accounts. The Board may from time to time authorize the opening and keeping of general and special bank accounts with such banks, trust companies or other depositories as the Board may select or as may be selected by any officer or officers, assistant or assistants, agent or agents, or attorney or attorneys of the Corporation to whom such power shall have been delegated by the Board. The Board may make such special rules and regulations with respect to such bank accounts, not inconsistent with the provisions of these Bylaws, as it may deem expedient.

ARTICLE VI: Shares and Their Transfer

SECTION 1. Certificates for Stock. The shares of stock of the Corporation may be certificated or uncertificated, as provided under Delaware law. Every holder of stock represented by certificates shall be entitled to have a certificate or certificates, to be in such form as the Board shall prescribe, certifying the number and class of shares of the stock of the Corporation owned by such holder. The certificates representing certificated shares of such stock shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and by the Secretary or the Treasurer. Any or all of the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any such certificate, shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as

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though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such officer, transfer agent or registrar at the date of issue. Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no new certificate or certificates or uncertificated shares shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 4 of this Article VI.

SECTION 2. Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent appointed as provided in Section 3 of this Article VI, and, if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes with regard to the Corporation. Whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact shall be so expressed in the entry of transfer if, when the certificate or certificates shall be presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and the transferee request the Corporation to do so.

SECTION 3. Regulations. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates for stock to bear the signature or signatures of any of them.

SECTION 4. Lost, Stolen, Destroyed, and Mutilated Certificates. In any case of loss, theft, destruction, or mutilation of any certificate of stock, another certificate or uncertificated shares may be issued in its place upon proof of such loss, theft, destruction, or mutilation and upon the giving of a bond of indemnity to the Corporation in such form and in such sum as the Board may direct; provided, however, that a new certificate or uncertificated shares may be issued without requiring any bond when, in the judgment of the Board, it is proper so to do.

SECTION 5. Fixing Date for Determination of Stockholders of Record.

(A) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, ~~or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any other change, conversion or exchange of stock or for the purpose of any other lawful action,~~ the Board may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting~~, nor more than 60 days prior to any other action. If in any case involving the determination of stockholders for any purpose other than notice of or voting at a meeting of stockholders the Board shall not fix such a record date, then the record date for determining stockholders for such purpose shall be the close of business on the day on which the Board shall adopt the resolution relating thereto~~. A determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(B) The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be fixed in the manner provided for in the Restated Certificate of Incorporation.

~~(B)~~(C) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board adopts the resolution relating thereto.

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ARTICLE VII: Miscellaneous

SECTION 1. Seal. The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the name of the Corporation and words showing that the Corporation was incorporated in the State of Delaware.

SECTION 2. Waiver of Notices. Whenever notice is required to be given by these Bylaws or the Restated Certificate of Incorporation or by law, the person entitled to said notice may waive such notice in writing, either before or after the time stated therein, and such waiver shall be deemed equivalent to notice.

SECTION 3. Amendments. Except as otherwise provided herein or in the Restated Certificate of Incorporation, these Bylaws or any of them may be altered, amended, repealed or rescinded and new Bylaws may be adopted by the Board or by the stockholders at any annual or special meeting of stockholders, provided that notice of such proposed alteration, amendment, repeal, rescission or adoption is given in the notice of such meeting.

SECTION 4. Representation of Other Corporations. The Chairman of the Board, the Chief Executive Officer, the President, the Secretary or any Vice President of the Corporation is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority herein granted to said officers to vote or represent on behalf of the Corporation any and all shares held by the Corporation in any other corporation or corporations may be exercised either by such officers in person or by any person authorized so to do by proxy or power of attorney duly executed by such officers.

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We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Your Internet or telephone vote must be received by 11:59 p.m. Eastern Time on the day prior to the date of the Special Meeting in order to be counted in the final tabulation.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

UNLESS YOU HAVE VOTED BY TELEPHONE OR ON THE INTERNET, PLEASE SIGN, DATE AND MAIL

THIS WHITE PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED

PROXY CARD

ALLERGAN, INC.

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF PS FUND 1

The undersigned appoints WILLIAM A. ACKMAN, BEN HAKIM, JORDAN H. RUBIN AND ROY J. KATZOVICZ, and each of them, proxies and agents with power to act without the others, with full power of substitution and with discretionary authority to vote all shares of common stock of Allergan, Inc. (“Allergan”) which the undersigned would be entitled to vote if personally present at the special meeting of Allergan shareholders scheduled to be held on December 18, 2014 (the “Special Meeting”) and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting, as specified below.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” all of the Proposals, as set forth in the Solicitation Statement filed by PS Fund 1, LLC on July 11, 2014. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment or postponement and any meeting held in lieu thereof. This proxy revokes any previously executed proxy with respect to all proposals.

Without limitation, when properly executed, this proxy will provide PS Fund 1, LLC and the named proxies with authority (i) to initiate and vote for the Proposals, (ii) to oppose and vote against any other matters which PS Fund 1 does not know, a reasonable time before the date of the Special Meeting, are to be presented at the Special Meeting, (iii) to adjourn or postpone the Special Meeting for any reason and (iv) to oppose and vote against any proposal to adjourn or postpone the Special Meeting.

As used on this Proxy Card, the term “Bylaws” refers to the Company’s Amended and Restated Bylaws, effective May 9, 2014.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

PS Fund 1 recommends you vote (i) “FOR” the removal of Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer as Allergan directors, (ii) “FOR” requesting the Board to elect Betsy S. Atkins, Cathleen P. Black, Fredric N. Eshelman, Ph.D., Steven J. Shulman, David A. Wilson and John J. Zillmer as Allergan directors, (iii) “FOR” each of the Proposals to amend Allergan’s bylaws and (iv) “FOR” requesting the Board to engage in negotiations with Valeant.

If no direction is given, this proxy will be voted “FOR” each of the Proposals below.

PROPOSAL 1: To Remove Deborah Dunsire, M.D., Michael R. Gallagher, Trevor M. Jones, Ph.D., Louis J. Lavigne, Jr., Russell T. Ray and Henri A. Termeer as Allergan directors	FOR ☐ REMOVAL of all	WITHHOLD ☐ AUTHORITY for removal of all	FOR REMOVAL ☐ EXCEPT director(s) written below†

†	INSTRUCTIONS. If you do not wish your shares voted “FOR” the removal of a particular director, mark the “FOR REMOVAL EXCEPT” box and write the name(s) of the director(s) you do not wish to remove below that box. Your shares will be voted for the removal of the remaining director(s).

PROPOSAL 2: To Request the Board to Elect Betsy S. Atkins, Cathleen P. Black, Fredric N. Eshelman, Ph.D., Steven J. Shulman, David A. Wilson and John J. Zillmer as Allergan directors	FOR ☐ all nominees	WITHHOLD ☐ AUTHORITY for all nominees	FOR ALL ☐ EXCEPT nominee(s) written below†

†	INSTRUCTIONS. If you do not wish your shares voted “FOR” the election of a particular Group Nominee, mark the “FOR ALL EXCEPT” box and write the name(s) of the Group Nominee(s) you do not support below that box. Your shares will be voted for the election of the remaining Group Nominee(s).

PROPOSAL 3: To Amend Article II, Section 3 of the Bylaws to simplify mechanics for calling a special meeting	FOR	☐	AGAINST	☐	ABSTAIN	☐

PROPOSAL 4: To Amend Article II, Section 3 of the Bylaws to provide mechanics for calling a special meeting if no or less than a majority of directors are then in office	FOR	☐	AGAINST	☐	ABSTAIN	☐

PROPOSAL 5: To Amend Article II, Section 9 of the Bylaws to simplify mechanics for nominating directors or proposing business at any annual meeting	FOR	☐	AGAINST	☐	ABSTAIN	☐

PROPOSAL 6: To Amend Article III, Section 2 of the Bylaws to fix the number of directors at nine (The approval of Proposal 6 is conditioned on the approval of Proposal 1)	FOR	☐	AGAINST	☐	ABSTAIN	☐

PROPOSAL 7: To Repeal Any Bylaw Amendment to the Version Filed on March 26, 2014 (other than any amendments to the Bylaws set forth in these Proposals)	FOR	☐	AGAINST	☐	ABSTAIN	☐

PROPOSAL 8: To Request the Board to Engage in Negotiations with Valeant	FOR	☐	AGAINST	☐	ABSTAIN	☐

Signature

Signature if held jointly

Date

Please sign exactly as name appears on Allergan’s books and records. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full name and title of such authorized officer. If a partnership, please sign in full partnership name by authorized person, giving full name and title of such authorized person.